Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

ATHENA TECHNOLOGY ACQUISITION CORP. II,

ATHENA TECHNOLOGY SPONSOR II, LLC,

Project ATLAS Merger sub inc.,

and

ACE GREEN RECYCLING, INC.,

Dated as of December 4, 2024

TABLE OF CONTENTS

i

3.6	SEC Filings; SPAC Financials; Internal Controls	16
3.7	Absence of Certain Changes	18
3.8	Compliance with Laws	18
3.9	Actions; Orders; Permits	18
3.10	Taxes and Returns	18
3.11	Employees and Employee Benefit Plans	20
3.12	Properties	20
3.13	Material Contracts	20
3.14	Transactions with Affiliates	21
3.15	Investment Company Act; JOBS Act	21
3.16	Finders and Brokers	21
3.17	Certain Business Practices	21
3.19	Insurance	23
3.20	Litigation.	23
3.21	Trust Account	23
3.22	SPAC Acknowledgment	24
Article IV	RESERVED	25
Article V	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	25
5.1	Organization and Standing	25
5.2	Authorization; Binding Agreement	26
5.3	Capitalization	26
5.4	Company Subsidiaries	27
5.5	Governmental Approvals	28
5.6	Non-Contravention	28
5.7	Financial Statement Matters	29
5.8	Absence of Certain Changes	29
5.9	Compliance with Laws	30
5.10	Company Permits	30
5.11	Litigation	30
5.12	Material Contracts	31
5.13	Intellectual Property	33
5.14	Taxes and Returns	34
5.15	Real Property	36
5.16	Personal Property	37

5.17	Employee Matters	37
5.18	Benefit Plans.	38
5.19	Environmental Matters	40
5.20	Transactions with Related Persons	41
5.21	Insurance	41
5.22	Customers and Suppliers.	42
5.23	Data Protection and Cybersecurity	42
5.24	Certain Business Practices	43
5.25	Investment Company Act	44
5.26	Finders and Brokers	44
5.27	Company Acknowledgment	44
Article VI	COVENANTS	45
6.1	Access and Information	45
6.2	Conduct of Business of the Company during the Interim Period	46
6.3	Conduct of Business of SPAC during the Interim Period	50
6.4	Company Stockholder Approvals.	52
6.5	Interim Period Control	53
6.6	Preparation and Delivery of Company Financial Statements	53
6.7	SPAC Public Filings	54
6.8	Stock Exchange Listing	54
6.9	Exclusivity	54
6.10	No Trading	55
6.11	Notification of Certain Matters	55
6.12	Regulatory Approvals	56
6.13	Further Assurances	57
6.14	Tax Matters	57
6.15	The Registration Statement; Special Shareholder Meeting	58
6.16	Public Announcements	61
6.17	Confidential Information	61
6.18	Post-Closing Board of Directors and Officers of SPAC	62
6.19	Indemnification of Directors and Officers; Tail Insurance	63
6.20	SPAC Expenses; Trust Account Proceeds	64
6.21	New Registration Rights Agreement	64

6.22	Lock-Up Agreements	65
6.23	SPAC Equity Incentive Plan	65
6.24	SPAC Extension	65
6.25	Litigation	67
6.26	Termination of SPAC Agreements	68
6.27	FIRPTA Certificate	68
6.28	PIPE Investment	68
6.29	Termination of Company Agreements.	69
6.30	Information to be Supplied	69
Article VII	SURVIVAL	70
7.1	Survival	70
Article VIII	CONDITIONS TO OBLIGATIONS OF THE PARTIES	70
8.1	Conditions to Each Party’s Obligations	70
8.2	Conditions to Obligations of the Company	71
8.3	Conditions to Obligations of SPAC and Merger Sub	72
8.4	Frustration of Conditions	73
Article IX	TERMINATION AND EXPENSES	73
9.1	Termination	73
9.2	Effect of Termination	75
9.3	Termination	75
9.4	Fees and Expenses	75
Article X	WAIVERS	76
10.1	Waiver of Claims Against Trust	76
Article XI	MISCELLANEOUS	77
11.1	Notices	77
11.2	Binding Effect; Assignment	78
11.3	Third Parties	78
11.4	Governing Law; Jurisdiction	78
11.5	Waiver of Jury Trial	79
11.6	Specific Performance	79
11.7	Severability	79
11.8	Amendment	80
11.9	Waiver	80
11.10	Entire Agreement	80
11.11	Interpretation	80
11.12	Counterparts	82
11.13	No Recourse	83
11.14	Legal Representation	83
Article XII	DEFINITIONS	83
12.1	Certain Definitions	83
12.2	Section References	100

EXHIBITS

Exhibit A – Sponsor Support Agreement

Exhibit B – Form of Certificate of Merger

Exhibit C – Company Support Agreement

Exhibit D – Reserved

Exhibit E – Form of New Registration Rights Agreement

Exhibit F-1 – Form of Lock-Up Agreement (Company Shareholders)

Exhibit F-2 – Form of Lock-Up Agreement (Sponsor)

Exhibit G – Form of A&R SPAC Charter

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of December 4, 2024, by and among Athena Technology Acquisition Corp. II, a Delaware corporation (“SPAC”), Athena Technology Sponsor II, LLC, a Delaware limited liability company, solely for purposes of Section 6.25 (“Sponsor”), Project Atlas Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Ace Green Recycling, Inc., a Delaware corporation (the “Company”). SPAC, Sponsor, Merger Sub, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used in this Agreement have the meanings specified in Article XII or elsewhere in this Agreement.

RECITALS

WHEREAS, SPAC is a Delaware corporation structured as a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated Delaware corporation, formed by SPAC for the purpose of participating in the Transactions, that is a wholly owned direct subsidiary of SPAC;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby Merger Sub will merge with and into the Company (the “Merger” and, together with the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity and a wholly owned subsidiary of SPAC and (ii) each Company Share issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the Per Share Merger Consideration and a pro rata portion of any Earnout Shares that SPAC is obligated to issue, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC and Sponsor, among others, have entered into the Sponsor Support Agreement, a copy of which is attached hereto as Exhibit A (the “Sponsor Support Agreement”), pursuant to which, among other things, (a) Sponsor agreed to waive its anti-dilution rights in the SPAC Charter with respect to the SPAC Class B Common Stock and (b) Sponsor agreed to vote its interests in favor of the Transactions, in each case, upon the terms and conditions set forth in the Sponsor Support Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which the Company is party and the transactions contemplated hereby and thereby are in the best interests of the Company and its stockholders, (b) approved and declared the advisability of this Agreement, the Ancillary Documents to which the Company is party, and the transactions contemplated hereby and thereby, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which the Company is party and the transactions contemplated hereby and thereby by the holders of Company Shares (the “Company Shareholders”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Company Shareholders collectively holding sufficient Company Shares to effect the Company Shareholder Approval (the “Requisite Company Shareholders”) have entered into one or more Voting and Support Agreements substantially in the form attached hereto as Exhibit C (each, a “Company Support Agreement”) with the Company and SPAC pursuant to which, inter alia, such Company Shareholders have agreed to (a) vote their respective Company Shares in favor of the approval of this Agreement, the Ancillary Documents to which the Company is party and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that (i) this Agreement, the Ancillary Documents to which it is party, the Merger and the other Transactions are in the best interests of SPAC and (ii) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) approved and declared the advisability of this Agreement, the Ancillary Documents to which SPAC is party, the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement and the Merger by the holders of the SPAC Shares (the “SPAC Shareholders”);

WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement, the Ancillary Documents to which it is party, the Merger and the other Transactions are in the best interests of Merger Sub and SPAC (as the sole shareholder of Merger Sub), (b) approved this Agreement and the Ancillary Documents to which Merger Sub is a party and declared its and their advisability and approved the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub is a party, the Merger and the other Transactions by SPAC (as the sole shareholder of Merger Sub); and

WHEREAS SPAC has approved and adopted a written resolution approving, in its capacity as the sole shareholder of Merger Sub, this Agreement, the Ancillary Documents to which Merger Sub is a party, the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
MERGER

1.1 Merger.

(a) At the Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the certificate of merger to be filed relating to the Merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”), and in accordance with the applicable provisions of the Delaware General Corporation Law, the Company and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Merger Effective Time as the “Surviving Company”), shall continue its corporate existence under the Delaware General Corporation Law, as a wholly owned subsidiary of SPAC.

1.2 Merger Effective Time. SPAC, Merger Sub and the Company shall cause the Merger to be consummated by filing the executed Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 251 of the Delaware General Corporation Law. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by SPAC and Merger Sub (with the prior written consent of the Company) in writing and specified in the Certificate of Merger (the “Merger Effective Time”).

1.3 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Company and Merger Sub set forth in this Agreement to be performed after the Merger Effective Time.

1.4 Organizational Documents. The certificate of incorporation and bylaws of the Company in effect immediately prior to the Merger Effective Time shall be amended and restated in their entirety at the Merger Effective Time and, as so amended and restated, shall be the certificate of incorporation and bylaws of the Surviving Company from and after the Merger Effective Time, until thereafter amended or modified as provided therein and under the Delaware General Corporation Law.

1.5 Directors and Officers.

(a) At the Merger Effective Time, the directors and officers of the Surviving Company shall be the directors and officers of the Company, each to hold office in accordance with the Organizational Documents of the Surviving Company until their resignation or removal in accordance with the Organizational Documents of the Surviving Company or until their respective successors are duly elected or appointed and qualified.

(b) The parties shall take all actions necessary to ensure that, from and after the Merger Effective Time, the Persons identified as the initial post-Closing directors and officers of SPAC in accordance with the provisions of Section 6.18 shall be the directors and officers, respectively, of SPAC, each to hold office in accordance with the Organizational Documents of SPAC.

1.6 Effect of Merger on Company Securities and Merger Sub Shares.

(a) Reserved.

(b) Company Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of SPAC or the Company, each Company Share (other than any Excluded Shares and Dissenting Shares) that is issued and outstanding immediately prior to the Merger Effective Time shall thereupon be converted into, and the holder of such Company Share shall be entitled to in exchange, the right to receive (i) a pro rata portion of any Earnout Shares that SPAC is obligated to issue in accordance with Section 1.6(g) and (ii) the Per Share Merger Consideration. All of the Company Shares converted into the right to receive Earnout Shares and the Per Share Merger Consideration pursuant to this Section 1.6(b) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Merger Effective Time, and each holder of a certificate previously representing any such Company Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive to receive a number of Earnout Shares in accordance with Section 1.6(g) and the Per Share Merger Consideration into which such Company Shares shall have been converted in the Merger.

(c) Treatment of Company Options, Company RSUs and Company Restricted Shares.

(i) At the Merger Effective Time, each Company Option that is outstanding as of immediately prior to the Merger Effective Time shall be converted into (i) the right to receive a pro rata portion of any Earnout Shares that SPAC is obligated to issue in accordance with Section 1.6(g) and (ii) an option to purchase SPAC Shares upon substantially the same terms and conditions as are in effect with respect to such Company Option immediately prior to the Merger Effective Time, including with respect to vesting and termination-related provisions (each, a “SPAC Option”) except that (1) such SPAC Option shall relate to that whole number of SPAC Shares (rounded down to the nearest whole share) equal to the number of Company Shares subject to such Company Option immediately prior to the Merger Effective Time, multiplied by the Exchange Ratio, and (2) the exercise price per share for each such SPAC Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Merger Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(ii) At the Merger Effective Time, each Company RSU that is outstanding as of immediately prior to the Merger Effective Time shall be converted into (i) the right to receive a pro rata portion of any Earnout Shares that SPAC is obligated to issue in accordance with Section 1.6(g) and (ii) a restricted stock unit relating to SPAC Shares upon substantially the same terms and conditions as are in effect with respect to such Company RSU immediately prior to the Merger Effective Time, including with respect to vesting and termination-related provisions (each, a “SPAC RSU”), except that such SPAC RSU shall relate to that whole number of SPAC Shares (rounded down to the nearest whole share) equal to the number of Company Shares subject to such Company RSU immediately prior to the Merger Effective Time, multiplied by the Exchange Ratio.

(iii) At the Merger Effective Time, each award of Company Restricted Shares that is outstanding as of immediately prior to the Merger Effective Time shall be converted into (i) the right to receive a pro rata portion of any Earnout Shares that SPAC is obligated to issue in accordance with Section 1.6(g) and (ii) an award of restricted SPAC Shares upon substantially the same terms and conditions as are in effect with respect to such award of Company Restricted Shares immediately prior to the Merger Effective Time, including with respect to vesting and termination-related provisions (each, a “SPAC RSA”) except that such SPAC RSA shall relate to that whole number of SPAC Shares (rounded down to the nearest whole share) equal to the number of Company Shares subject to such award of Company Restricted Shares immediately prior to the Merger Effective Time, multiplied by the Exchange Ratio.

(d) Excluded Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the Company Shareholders, each Excluded Share that is issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration shall be paid with respect thereto.

(e) Redeeming SPAC Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the SPAC Shareholders, each Redeeming SPAC Share that is issued and outstanding immediately prior to the Merger Effective Time (if any) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Redeeming SPAC Shares shall thereafter cease to have any rights with respect to such securities except the right to be paid a pro rata share of the Redemption Amount in accordance with the SPAC Charter.

(f) Merger Sub Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the SPAC Shareholders, each Merger Sub Share that is issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, SPAC, the Company or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.7 Earnout.

(a) Following the Closing, and as additional consideration for the Merger and the transactions contemplated hereby, within five Business Days after the occurrence of a Triggering Event, (x) SPAC shall issue or cause to be issued to the Eligible Company Equityholders (in each case, in accordance with their respective Pro Rata Share) an aggregate of up to 10,500,000 SPAC Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) (such shares, the “Earnout Shares”) and (y) Sponsor Earnout Shares shall vest or be cancelled, as applicable, upon the terms and subject to the conditions set forth in this Agreement, as follows:

(i) Upon the occurrence of Triggering Event I, (A) a one-time issuance of 3,500,000 Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) and (B) 500,000 Sponsor Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) shall vest;

(ii) Upon the occurrence of Triggering Event II, (A) a one-time issuance of 3,500,000 Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) and (B) 500,000 Sponsor Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) shall vest; and

(iii) Upon the occurrence of Triggering Event III, (A) a one-time issuance of 3,500,000 Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) and (B) 500,000 Sponsor Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) shall vest.

(b) For the avoidance of doubt, the Eligible Company Equityholders shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event (other than as a result of rounding up fractional shares pursuant to Section 1.7(f)) shall the Eligible Company Equityholders be entitled to receive more than an aggregate of 10,500,000 Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing); provided, further, that Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or on overlapping Trading Days.

(c) If, during the Earnout Period, there is a Change of Control Transaction with respect to SPAC or the Surviving Company (or a successor thereof), (i) Triggering Event I shall have been deemed to occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $15.00, (ii) Triggering Event I and Triggering Event II shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $20.00, and (iii) Triggering Event I, Triggering Event II and Triggering Event III shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $25.00.

(d) For the avoidance of doubt, Sponsor shall be entitled to vest Sponsor Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall Sponsor be entitled to vest more than an aggregate of 1,500,000 Sponsor Earnout Shares (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing); provided, further, that Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or on overlapping Trading Days.

(e) Notwithstanding anything in this Agreement to the contrary, any Earnout Shares issuable under this Section 1.7 to any Eligible Company Equityholder in respect of Company Options or Company RSUs held by such Eligible Company Equityholder as of immediately prior to the Merger Effective Time shall be issued to such Eligible Company Equityholder only if such Eligible Company Equityholder continues to provide services (whether as an employee, director or individual independent contractor) to SPAC or one of its Subsidiaries through the date of the occurrence of the corresponding Triggering Event that causes such Earnout Shares to become issuable. Notwithstanding anything in this Agreement to the contrary, any Earnout Shares issuable under to any Eligible Company Equityholder (or than with respect of Company Options or Company RSUs held by such Eligible Company Equityholder) shall be issued to such Eligible Company Equityholders based on the relative ownership of such Eligible Company Equityholders at the time of the corresponding Triggering Event that causes such Earnout Shares to become issuable. Any Earnout Shares that are forfeited pursuant to this Section 1.7(e) shall be reallocated to the other Eligible Company Equityholders who remain entitled to receive Earnout Shares in accordance with their respective Pro Rata Share, as computed at the time of the Triggering Event.

(f) Notwithstanding anything to the contrary contained herein, no fraction of an Earnout Share or Sponsor Earnout Share will be issued by virtue of any Triggering Event, and each Person who would otherwise be entitled to a fraction of an Earnout Share or Sponsor Earnout Share (after aggregating all fractional Earnout Shares that otherwise would be received by such Person in connection with the occurrence of such Triggering Event) shall instead have the number of Earnout Shares or Sponsor Earnout Shares, as applicable, issued to such Person rounded up to the nearest whole Earnout Share or Sponsor Earnout Share, as applicable.

(g) The rights to the Earnout Shares and/or Sponsor Earnout Shares (i) are solely contractual rights, (ii) will not be evidenced by a certificate, do not constitute securities or other instruments and are not readily marketable, and (iii) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part.

1.8 Satisfaction of Rights. All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

1.9 Lost, Stolen or Destroyed Company Certificates. In the event any certificates representing securities of the Company (“Company Securities”) shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact and indemnity by the Person claiming such certificate to be lost, stolen or destroyed, SPAC shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, such securities as may be required pursuant to Section 1.6 and Section 1.7.

1.10 Stock Transfer Books. At the Merger Effective Time, the register of stockholders of the Company shall be closed, and there shall be no further registration of transfers of Company Securities thereafter on the records of the Company.

1.11 Appointment of Exchange Agent. Prior to the Closing, SPAC shall appoint an exchange agent acceptable to the Company (the “Exchange Agent”), as its agent, for the purpose of recording the (a) exchange of the Company Securities for SPAC Securities and (b) issuance of the Exchange Shares. The Exchange Agent shall take or cause to be taken such actions as are necessary to update SPAC’s register of stockholders to reflect (i) the exchange of the Company Securities for SPAC Securities and (ii) the issuance of the Exchange Shares, in each case in accordance with the terms of this Agreement and, to the extent applicable, the Certificate of Merger, the Delaware General Corporation Law and customary Exchange Agent procedures and the rules and regulations of the Depository Trust Company (“DTC”), in each case in a form approved by the Company. Upon the completion of the Exchange Agent’s term of service, the parties will make appropriate arrangements to address the issuance of any Earnout Shares following such term of service.

1.12 Exchange of Shares.

(a) Exchange Procedures. At the Merger Effective Time, SPAC shall issue all SPAC Shares constituting the aggregate Per Share Merger Consideration. As soon as practicable after the Merger Effective Time (and in no event later than five Business Days after the Merger Effective Time), SPAC shall cause the Exchange Agent to mail to each holder of record of Company Shares that were converted pursuant to Section 1.6(b) into the right to receive Earnout Shares and the Per Share Merger Consideration a letter of transmittal and instructions for use in effecting the surrender of the Company Shares in exchange for the Per Share Merger Consideration in a form acceptable to the Company (a “Letter of Transmittal”). Promptly following receipt of a former Company Shareholder’s Letter of Transmittal, together with any certificates representing such Company Shares (or affidavit of loss thereof), if applicable, or of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of a Company Share that was converted pursuant to Section 1.6(b) into the right to receive Earnout Shares and the Per Share Merger Consideration shall be entitled to receive, subject to any required withholding Taxes, the Per Share Merger Consideration in book-entry form, without interest (subject to any applicable withholding Tax), for each Company Share surrendered and, within five Business Days of a Triggering Event, a pro rata portion of any Earnout Shares that SPAC is obligated to issue. The SPAC Shares to be delivered as the Per Share Merger Consideration shall be settled through DTC and issued in uncertificated book-entry form through the customary procedures of DTC, unless a physical SPAC Share is required by applicable Law, in which case SPAC shall cause the Exchange Agent to promptly send certificates representing such SPAC Share to such holder. If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Company Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Company Share surrendered or shall have established to the reasonable satisfaction of SPAC that such Tax either has been paid or is not applicable.

(b) Distributions with Respect to Unexchanged Company Shares. All SPAC Shares to be issued as the Per Share Merger Consideration shall be deemed issued and outstanding as of the Merger Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of whole SPAC Shares issued in exchange for Company Shares pursuant to Section 1.6(b) will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such whole SPAC Share.

(c) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Shares or Company Shares (including the Recapitalization) occurring on or after the date of this Agreement and prior to the Merger Effective Time.

(d) Promptly following the date that is one year after the Merger Effective Time, SPAC shall instruct the Exchange Agent to deliver to SPAC all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Per Share Merger Consideration that remains unclaimed shall be returned to SPAC, and any Person that was a holder of Company Shares as of immediately prior to the Merger Effective Time that has not exchanged such Company Shares for the right to receive the Per Share Merger Consideration and a pro rata portion of any Earnout Shares that SPAC is obligated to issue in accordance with Section 1.12(a) prior to the date that is one year after the Merger Effective Time may transfer such Company Shares to SPAC and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and SPAC shall promptly deliver, such applicable portion of the Per Share Merger Consideration without any interest thereupon. None of SPAC, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Per Share Merger Consideration or Earnout Shares delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such SPAC Shares shall not have not been issued in accordance with this Agreement immediately prior to the date on which any amounts payable pursuant to this Article I would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of SPAC, free and clear of all claims or interest of any Person previously entitled thereto.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company are fully authorized in the name of the Company and/or Merger Sub to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.14 Tax Consequences(a) . To the extent permitted under applicable Law, (i) the Parties intend that the Merger qualify as a “reorganization” under Section 368(a)(1) of the Code (the “Intended Tax Treatment”) and (ii) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

1.15 Withholding. Notwithstanding any other provision of this Agreement, SPAC, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as are required to be deducted and withheld from such amounts under the Code or any other applicable Law. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.16 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Merger Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the Delaware General Corporation Law (such shares of Company Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the Delaware General Corporation Law with respect to such shares) shall not be converted into a right to receive the Per Share Merger Consideration in accordance with Section 1.6 or a pro rata portion of any Earnout Shares that SPAC is obligated to issue in accordance with Section 1.6(g), but instead shall be entitled to only such rights as are granted by Section 262 of the Delaware General Corporation Law; provided, however, that if, after the Merger Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the Delaware General Corporation Law, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the Delaware General Corporation Law, such Company Shares shall be treated as if they had been converted as of the Merger Effective Time into the right to receive the Per Share Merger Consideration in accordance with Section 1.6 and the pro rata portion of any Earnout Shares applicable to such Company Shares in accordance with Section 1.6(g) without interest thereon, upon transfer of such shares. The Company shall provide SPAC prompt written notice of any demands received by the Company for appraisal of Company Shares pursuant to Section 262 of the Delaware General Corporation Law, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Merger Effective Time that relates to such demand. Except with the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

1.17 Fractional Shares1.18 . Notwithstanding anything to the contrary contained herein, no fraction of a SPAC Share will be issued, in any form, by virtue of this Agreement, the Merger, or the other Transactions, and each Person who would otherwise be entitled to a fraction of a SPAC Share (after aggregating all fractional SPAC Shares that would otherwise be received by such Person) shall instead have the number SPAC Shares issued to such Person rounded up to the nearest whole SPAC Share.

1.19 Sponsor Matters. Contemporaneous with the execution of this Agreement, pursuant to the terms of that certain side letter, dated as of the date of this Agreement, between the Company, SPAC and Sponsor (the “Side Letter”), Sponsor shall have (i) surrendered 6,335,000 SPAC Shares that it owned immediately prior to execution of the Side Letter, one-third of which shall be utilized by Sponsor, one-third of which shall be utilized by the Company and one-third of which shall be utilized by the Company’s financial advisor, in each case so as to facilitate participation in the Company’s efforts with respect to the PIPE Investment, (ii) deposited 1,000,000 SPAC Shares that it owned immediately prior to execution of the Side Letter into an escrow account mutually selected by the parties, to be used as the security for the payment of SPAC Transaction Expenses that exceed the Athena Expense Cap, and (iii) deposited 750,000 SPAC Shares that it owned immediately prior to execution of the Side Letter into an escrow account mutually selected by the parties, such SPAC Shares to be used in connection with Sponsor’s and SPAC’s efforts with respect to the PIPE Investment (the deposit pursuant to this clause (iii), the “PIPE Escrow Deposit”). The Side Letter provides that (i) if the aggregate amount of cash remaining in the Trust Account following redemptions of SPAC Shares pursuant to Redemption Rights in connection with the Closing plus the amount of the PIPE Investment delivered pursuant to Sponsor’s and SPAC’s efforts (such aggregate total, the “Sponsor Contributed Amount”) is less than $7,500,000 (the “Sponsor PIPE Target”), then for every $10 that the Sponsor Contributed Amount is less than the Sponsor PIPE Target, one SPAC Share from the PIPE Escrow Deposit will be permanently surrendered by the Sponsor, and (ii) if the Sponsor Contributed Amount equals or exceeds the Sponsor PIPE Target, then all of the SPAC Shares in the PIPE Escrow Deposit will be released from the escrow account and returned to the Sponsor. The release of the PIPE Escrow Deposit will have no impact on any other deposit or surrender of SPAC Shares pursuant to this Section 1.19.

Article II
MERGER CLOSING; CERTAIN ACTIONS

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the “Merger Closing” or the “Closing”) shall occur on the third Business Day following the satisfaction or, to the extent legally permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing), but subject to the satisfaction of or, to the extent legally permissible, waiver by the Party benefitting from, such conditions, or at such other date as SPAC and the Company may agree in writing. The date of the Closing shall be referred to herein as the “Closing Date.” The Closing shall take place virtually or at such place as SPAC and the Company may agree in writing, and at such time on the Closing Date as SPAC and the Company agree in writing.

2.2 Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Closing.

Article III
REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB

Except as set forth in (a) the disclosure schedules delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), or (b) the SEC Reports that are available on the SEC’s website through EDGAR, but excluding information set forth exclusively in any Exhibits to such SEC reports and disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (provided that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.1, Section 3.2 or Section 3.5), SPAC and Merger Sub (the “SPAC Parties”) represent and warrant to the Company, as of the date hereof, as follows:

3.1 Organization and Standing.

(a) SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPAC. SPAC has made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the Merger. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with this Agreement and the Transactions. SPAC owns beneficially and of record all of the outstanding capital stock of Merger Sub.

3.2 Authorization; Binding Agreement. Each of the SPAC Parties has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party and the consummation of the Transactions by each of the SPAC Parties (a) have been duly and validly authorized by all necessary corporate action on the part of such SPAC Party and (b) other than the Required Shareholder Approval in the case of SPAC, no other corporate proceedings (including any vote of holders of any class or series of securities of SPAC), other than as set forth elsewhere in this Agreement, on the part of such SPAC Party are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party or to consummate the Transactions. The SPAC Board, at a duly called and held meeting or in writing as permitted by the SPAC Charter, has unanimously (i) determined that this Agreement, the Ancillary Documents to which it is party and the Transactions, including the Merger, are advisable, fair to and in the best interests of the SPAC Shareholders, (ii) approved and adopted this Agreement and the Ancillary Documents to which it is party, (iii) recommended that the SPAC Shareholders vote in favor of the approval and adoption of this Agreement, the Ancillary Documents to which it is party, the Merger, and the other Shareholder Approval Matters (the “SPAC Recommendation”) and (iv) directed that this Agreement, the Ancillary Documents to which it is party and the Shareholder Approval Matters be submitted to the SPAC Shareholders for their approval. The Board of Directors of Merger Sub at a duly called and held meeting or in writing as permitted by Merger Sub’s Organizational Documents has (i) determined that this Agreement and the Ancillary Documents to which it is party and the Transactions, including the Merger, are advisable, fair to and in the best interests of Merger Sub and SPAC as its sole shareholder, (ii) approved and adopted this Agreement and the Ancillary Documents to which it is party. SPAC as the sole shareholder of Merger Sub has also approved and adopted this Agreement and the Transactions, including the Merger. This Agreement has been, and each Ancillary Document to which such SPAC Party is a party shall be when delivered, duly and validly executed and delivered by such SPAC Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such SPAC Party, enforceable against such SPAC Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Assuming the accuracy of the representations and warranties of the Company set forth in Section 5.5, no Consent of or with any Governmental Authority on the part of a SPAC Party is required to be obtained or made in connection with the execution, delivery or performance by a SPAC Party of this Agreement and each Ancillary Document to which it is or will be a party or the consummation by a SPAC Party of the Transactions, other than (a) any filings required with an Exchange or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, (d) the filing of the executed Certificate of Merger with the Secretary of State of the State of Delaware, and (e) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the SPAC Parties.

3.4 Non-Contravention. The execution and delivery by a SPAC Party of this Agreement and each Ancillary Document to which it is or will be a party, the consummation by a SPAC Party of the Transactions, and compliance by a SPAC Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such SPAC Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to such SPAC Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by a SPAC Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of a SPAC Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the SPAC Parties.

3.5 Capitalization.

(a) As of the date of this Agreement, the issued and outstanding SPAC Securities are set forth hereto in Section 3.5(a) of the SPAC Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding preference shares of SPAC. All outstanding SPAC Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under the Delaware General Corporation Law, SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, SPAC does not have any Subsidiaries other than Merger Sub or own any equity interests in any other Person.

(b) There are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities (including SPAC Securities) having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC (including SPAC Securities), (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, shares or securities convertible into or exchangeable for any securities (including SPAC Securities), or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities (including SPAC Securities). Other than with respect to the Redemption Rights or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any securities of SPAC (including SPAC Securities) or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting or transfer of any securities of SPAC (including SPAC Securities).

(c) All of SPAC’s Indebtedness of the type described in clauses (a) – (c) of the definition thereof and all SPAC Transaction Expenses as of the date of this Agreement are disclosed in Section 3.5(c) of the SPAC Disclosure Schedules.

(d) Since the date of formation of SPAC and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its securities (including SPAC Securities) and has not repurchased, redeemed or otherwise acquired any of its securities (including SPAC Securities), and the SPAC Board has not authorized any of the foregoing.

(e) Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share (“Merger Sub Shares”), all of which are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, Merger Sub’s Organizational Documents or any Contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Shares or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.6 SEC Filings; SPAC Financials; Internal Controls.

(a) SPAC has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”). Except to the extent available on the SEC’s website through EDGAR, SPAC has delivered to the Company or made available copies in the form filed with the SEC of all of the following: (i) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter since the IPO to disclose its quarterly financial results in each of the fiscal years of SPAC; (ii) SPAC’s annual reports on Form 10-K for each fiscal year since the IPO to disclose its annual financial results in each of the fiscal years of SPAC; and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 3.6 and in Section 6.8, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) (i) the SPAC Class A Common Stock, the SPAC Redeemable Warrants and the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed on the NYSE American under the symbols ATEK, ATEK WS and ATEK.U, respectively, (ii) SPAC has not received any written deficiency notice from NYSE American relating to the continued listing requirements of such SPAC Securities, (iii) there are no Actions pending or, to the Knowledge of SPAC, threatened, against SPAC by the Financial Industry Regulatory Authority, NYSE American or the SEC with respect to any intention by such entity to suspend, deregister, prohibit or terminate the listing of such SPAC Securities on NYSE American, and (iv) SPAC is in material compliance with all of the applicable listing and corporate governance rules and regulations of NYSE American.

(c) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d) Except as and to the extent reflected or reserved against in the balance sheet of SPAC dated December 31, 2023 included in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s formation in the ordinary course of business. SPAC does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K. As of the date of this Agreement, no financial statements of any Person other than those of SPAC are required by GAAP to be included in the financial statements of SPAC.

(e) Except as set forth on Section 3.6 of the SPAC Disclosure Schedules, neither SPAC nor SPAC’s independent auditors has identified any (i) “significant deficiency” in the internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) of SPAC, (ii) “material weakness” in the internal control over financial reporting of SPAC, (iii) fraud that involves management or other employees of SPAC who have a role in the internal control over financial reporting of SPAC, or (iv) any written claim or allegation regarding any of the foregoing.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” as defined in Rule 12b-2 promulgated under the Exchange Act, (i) SPAC has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP, and (ii) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is made known to SPAC’s principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of SOX.

(h) As of the date hereof, there are no outstanding comments from the SEC or its staff with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

3.7 Absence of Certain Changes. From the date of SPAC’s formation to the date of this Agreement, (a) SPAC has conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) there has not been a Material Adverse Effect with respect to SPAC.

3.8 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC, (a) SPAC is and since the date of formation of SPAC has been, in compliance with, and not in conflict, default or violation of, any applicable Laws and (b) SPAC has not received, since the date of formation of SPAC, any written or, to the Knowledge of SPAC, oral, notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound.

3.9 Actions; Orders; Permits. SPAC (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with SPAC) holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “SPAC Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC. Except in each case where the failure or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC, (a) all of the SPAC Permits are in full force and effect, and no suspension or cancellation of any of the SPAC Permits is pending or, to SPAC’s Knowledge, threatened, (b) SPAC is not in violation in any material respect of the terms of any SPAC Permit and (c) since the date of formation of SPAC, SPAC has not received any written, or to the Knowledge of SPAC, oral notice of any Actions relating to the revocation or modification of any SPAC Permit.

3.10 Taxes and Returns.

(a) SPAC has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects. SPAC has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the SPAC Financials in accordance with GAAP.

(b) SPAC has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by SPAC have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened in writing against SPAC, in respect of Taxes, and SPAC has not been notified in writing of any material proposed Tax claims or assessments against SPAC.

(d) There are no material Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding written requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than customary extensions requested in the ordinary course of business). No written claim has been made by any Governmental Authority with respect to a jurisdiction in which SPAC does not file a Tax Return that SPAC is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(e) SPAC does not have a permanent establishment, branch or representative office in any country other than the country of its organization, and SPAC is not and has not been treated for any Tax purpose as a resident in a country other than the country of its incorporation.

(f) SPAC is not and has never been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes. SPAC does not have any material Liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than, in each case, Liabilities for Taxes pursuant to customary commercial Contracts not primarily related to Taxes). SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with respect to Taxes (other than customary commercial Contracts not primarily related to Taxes).

(g) SPAC is not the subject of any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, and there is no written request by SPAC outstanding for any such ruling, memorandum or agreement.

(h) SPAC has not distributed stock of another Person, nor has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) SPAC has not been a party to a transaction that is a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision under any U.S. state or local or foreign Tax law addressing tax avoidance transactions).

(j) SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by SPAC prior to the Closing, (ii) change in any method of accounting of SPAC for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed by SPAC prior to the Closing, or (iv) prepaid amount or deferred revenue received or accrued prior to the Closing outside the ordinary course of business.

(k) SPAC has not taken, and has not agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of SPAC, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment.

3.11 Employees and Employee Benefit Plans. SPAC does not (a) have any employees who are entitled to any compensation or benefits or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will alone or in connection with other events (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment, vesting or funding of any such payment or benefit.

3.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in or to any material Intellectual Property. SPAC does not own or lease any real property or Personal Property.

3.13 Material Contracts.

(a) Other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by SPAC on less than 60 days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC or any of its current or future Affiliates, any acquisition of material property by SPAC or any of its current or future Affiliates, or restricts in any material respect the ability of SPAC or any of its current or future Affiliates from engaging in any business or from competing with any other Person or (iv) is a “material contract” (as such term is defined in Regulation S-K) (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arm’s-length and in the ordinary course of business; (ii) the SPAC Material Contract is valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

3.14 Transactions with Affiliates. Section 3.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC or Merger Sub, on the one hand, and any present or former director, officer, employee, manager, direct equityholder or Sponsor or other Affiliate of SPAC or Merger Sub, or any immediate family member of any of the foregoing, on the other hand.

3.15 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company,” in each case within the meaning of the Investment Company Act. SPAC is an “emerging growth company” as defined in Rule 12b-2 promulgated under the Exchange Act.

3.16 Finders and Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, the Target Companies, the Company Shareholders or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Sponsor or any of their respective Affiliates.

3.17 Certain Business Practices.

(a) Since the date of formation of SPAC, SPAC has been in compliance with the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), and all other applicable anti-corruption and anti-bribery Laws, in all material respects. SPAC is not subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of SPAC, suspected, violation of any applicable anti-corruption Law.

(b) Since the date of formation of SPAC, neither SPAC nor any of its directors, officers or, to the Knowledge of SPAC, Representatives, when acting on behalf of SPAC, has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity.

(c) Since the date of formation of SPAC, the operations of SPAC have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, to the extent applicable, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(d) None of SPAC or any of its directors, officers, employees or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently the target of economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority of the United States, (including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom (“Sanctions”), including (i) identified on the OFAC Specially Designated Nationals and Blocked Persons List, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned jurisdiction (currently, Cuba, Iran, Syria, North Korea, and the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, as this list may be amended from time to time) (each a “Sanctioned Jurisdiction”), (iii) the government of a Sanctioned Jurisdiction or the Government of Venezuela, or (iv) is owned, in the aggregate, 50% or greater, directly or indirectly, or otherwise controlled, by a Person identified in clauses (i)-(iii). None of SPAC or any of its directors, officers, employees or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC, is a Person with whom transactions are prohibited or restricted under the applicable laws and regulations administered by the United States and other relevant Governmental Authorities relating to the export, reexport, transfer, and import of products, software or technology (“Customs & Export Control Laws”). SPAC has not, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Jurisdiction or for the purpose of financing the activities of any Person currently the target of, or otherwise in violation of, applicable Sanctions or Customs & Export Control Laws. Neither SPAC nor any of its directors or officers, nor, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC has, in the last five years, engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions or Customs & Export Control Laws. No Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened. Neither SPAC nor any of its directors or officers, nor, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC has, in the last five years, made any voluntary disclosure with respect to an apparent violation of Sanctions or has been subject to civil or criminal penalties imposed by any Governmental Authority administering Sanctions.

3.19 Insurance. Section 3.19 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect and, to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to SPAC.

3.20 Litigation. As of the date of this Agreement: (a) there are no Actions pending or, to the Knowledge of SPAC, threatened, against SPAC, Merger Sub, or any of their respective officers or directors or assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Document, the right of SPAC or Merger Sub to enter into this Agreement or any Ancillary Document to which it is or will be a party, or the right of SPAC or Merger Sub to perform its obligations contemplated by this Agreement or any Ancillary Document to which it is or will be a party or (ii) if determined adversely to SPAC or Merger Sub, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SPAC; (b) neither SPAC nor Merger Sub is a party or subject to the provisions of any material Order; and (c) there is no Action initiated by SPAC or Merger Sub currently pending or that SPAC or Merger Sub currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SPAC or Merger Sub.

3.21 Trust Account. As of the date hereof, SPAC had an amount of assets in the Trust Account of not less than $15 million. The funds held in the Trust Account are invested in U.S. government securities with a maturity of 185 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, the Trustee. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of SPAC, that would entitle any Person (other than (a) in respect of deferred underwriting commissions set forth in Section 3.21 of the SPAC Disclosure Schedules or Taxes, (b) SPAC Shareholders prior to the Merger Effective Time who shall have elected to redeem their SPAC Shares pursuant to SPAC’s Organizational Documents or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination or (c) if SPAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation and dissolution, and then SPAC Shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem SPAC Shares pursuant to SPAC’s Organizational Documents, or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Merger Effective Time. SPAC has made available to the Company true and complete copies of all Contracts, including engagement letters, with any Person that was, or is, entitled to any underwriting commission (including deferred underwriting commission) in respect of the IPO, including any amendments or other modifications thereto.

3.22 SPAC Acknowledgment. SPAC acknowledges and agrees that the representations and warranties expressly set forth in (a) Article V (as qualified by the Company Disclosure Schedules) and (b) the certificate delivered pursuant to Section 8.3(c) constitute the sole and exclusive representations and warranties of the Company to SPAC in connection with or relating to the Target Companies, this Agreement, any Ancillary Document or the Transactions, and no other representations or warranties, oral or written, have been given by the Company. Except for the representations and warranties expressly set forth in Article V (as qualified by the Company Disclosure Schedules) or the certificate delivered pursuant to Section 8.3(c) or in any Ancillary Document, SPAC (iA) acknowledges that it is transacting with the Company on an “as is” condition and on a “where is” basis and (ii) disclaims reliance on, and confirms and acknowledges that it has not relied on and should not rely on and will not rely on, any other representations or warranties, either express or implied, at law or in equity, including representations of merchantability, suitability or fitness for any particular purpose, or other statements, whether written or oral, made by or on behalf of any Person (including the Target Companies or any Affiliate or Representative of the Company) in respect of the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Target Companies, including with respect to the accuracy or completeness of any confidential information memoranda, documents, projections or other prediction or forward-looking statements, material, or other information (financial or otherwise) regarding the Target Companies furnished to SPAC or any of its Representatives in any “data rooms,” “virtual data rooms,” management presentations, or in any other form or in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever or on any person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties in Article V or in the certificate delivered pursuant to Section 8.3(c) or any Ancillary Document.

Article IV
RESERVED

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Company hereby represents and warrants to SPAC as follows:

5.1 Organization and Standing.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to SPAC accurate and complete copies of its Organizational Documents, each as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect.

(b) Each Company Subsidiary is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Company Subsidiary is qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company has provided to SPAC accurate and complete copies of the Organizational Documents of each Company Subsidiary, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions, subject to the receipt of the Company Shareholder Approvals. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or will be a party and the consummation of the Transactions have been duly and validly authorized by the Company Board in accordance with the Company’s Organizational Documents and any applicable Law. This Agreement has been, and each Ancillary Document to which the Company is or will be a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the Ancillary Documents to which the Company is a party and the transactions contemplated hereby and thereby are in the best interests of the Company and its stockholders, (ii) approving, declaring the advisability of, and authorizing the execution, delivery and performance by the Company of, this Agreement and the Ancillary Documents to which the Company is a party and the transactions contemplated hereby and thereby and (iii) recommending the approval and adoption of this Agreement and the Ancillary Documents to which the Company is a party and the transactions contemplated hereby and thereby by the Company Shareholders. No other corporate action is required on the part of the Company or any of the Company Shareholders to enter into this Agreement or the Ancillary Documents to which the Company is a party or to approve the Merger other than the Company Shareholder Approvals.

5.3 Capitalization.

(a) As of the date of this Agreement, the authorized and issued capital stock of the Company consists of 2,000,000 shares of common stock, par value $0.0001 per share. All outstanding Company Shares are owned of record by the Persons set forth on Section 5.3 of the Company Disclosure Schedules in the amounts set forth opposite their respective names.

(b) All of the issued Company Shares have been duly authorized and are fully paid and were not issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company is bound.

(c) As of the date of this Agreement, other than the Company Incentive Plan, no Target Company has any stock option or other equity incentive plans. As of the date of this Agreement, there are no Company Convertible Securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organizational Documents, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or any of its Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding, other than the Company’s Organizational Documents. As of the date of this Agreement, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company and there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any of Company Shares other than the Company’s Organizational Documents. As of the date of this Agreement, other than as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. As of the date of this Agreement, all of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. As a result of the consummation of the Transactions, no equity interests of the Company will be issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) Since January 1, 2021, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the Company Board has not authorized any of the foregoing.

5.4 Company Subsidiaries. Section 5.4 of the Company Disclosure Schedules sets forth the name of each Company Subsidiary and, on the date of this Agreement, (a) its jurisdiction of organization, (b) the class(es) of its authorized shares or other equity interests (if applicable), and (c) the ownership percentage of issued and outstanding shares or other equity interests by the record holders thereof. The foregoing represents all of the issued and outstanding equity interests of the Company Subsidiaries as of the date of this Agreement. All of the outstanding equity securities of each Company Subsidiary are duly authorized and validly issued, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable Laws, and are owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable Laws and other than Permitted Liens), except where the failure to be would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, taken as a whole. As of the date of this Agreement, there are no Contracts to which the Company or any of the Company Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Company Subsidiary other than the Organizational Documents of any such Company Subsidiary. As of the date of this Agreement, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Company Subsidiary is a party or that are binding upon any Company Subsidiary providing for the issuance or redemption of any equity interests of any Company Subsidiary. As of the date of this Agreement, there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Company Subsidiary. No Company Subsidiary has any limitation, whether by Contract, Order, or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. As of the date of this Agreement, other than the Company Subsidiaries, no Target Company has any Subsidiaries. Except for the equity interests of the Company Subsidiaries listed on Section 5.4 of the Company Disclosure Schedules, as of the date of this Agreement (i) no Target Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person, (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement, and (iii) there are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

5.5 Governmental Approvals. Assuming the accuracy of the representations and warranties of SPAC set forth in Section 3.3, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which the Company is or will be a party, or the consummation by the Company of the Transactions other than (a) any filings required with an Exchange or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, (d) the filing of the executed Certificate of Merger with the Secretary of State of the State of Delaware, and (e) where the failure to obtain or make such Consents, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

5.6 Non-Contravention. The execution and delivery by the Company of this Agreement and each Ancillary Document to which it is or will be a party, and the consummation by the Company of the Transactions and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or contravene any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make or increase payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

5.7 Financial Statement Matters.

(a) The Company has made available to SPAC (i) true, correct and complete copies of the unaudited financial statements, consisting of the consolidated balance sheet and statements of net loss, comprehensive loss, and cash flows of the Company as of and for the years ended March 31, 2024 and March 31, 2023 (the “Unaudited Annual Company Financial Statements”) and (ii) unaudited consolidated financial statements of the Company for the five months ended August 31, 2024 (the “Unaudited Interim Company Financial Statements” and collectively with the Unaudited Annual Financial Statements, the “Company Unaudited Financial Statements”). The Company Unaudited Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and its consolidated results of operations changes in shareholders’ equity and cash flows for the respective periods then ended, (ii) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto and subject to the absence of footnotes and normal year-end adjustments (none of which would be material, individually or in the aggregate), and (iii) were prepared from, and are in accordance with, in all material respects, the books and records of the Target Companies.

(b) The Company has not identified, and has not received from any independent auditor of the Company any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

(c) There are no outstanding loans or other extensions of credit made by the Target Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Target Companies.

(d) As of the date hereof, the Target Companies do not have any Indebtedness of the type referred to in clauses (a)-(e) of the definition thereof.

(e) Except for those that will be reflected or reserved on or provided for in the balance sheets of the Company contained in the Company Financial Statements, no Target Company has any Liabilities of a nature required to be disclosed on a balance sheet of the Company in accordance with GAAP, except for (i) those that were incurred after March 31, 2024 in the ordinary course of business, none of which are material, individually or in the aggregate, (ii) obligations for future performance under any contract to which any Target Company is a party, or (iii) Liabilities incurred for transaction expenses in connection with this Agreement, any Ancillary Document or the Transactions.

5.8 Absence of Certain Changes. Except for actions expressly contemplated by this Agreement, the Ancillary Documents and the Transactions, since March 31, 2024, (a) the Target Companies have conducted their business only in the ordinary course of business, (b) there has not been a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Section 6.2(b) of the Company Disclosure Schedules) if such action were taken on or after the date hereof without the consent of SPAC.

5.9 Compliance with Laws. (a) Each Target Company is and, since January 1, 2021 has been, in compliance with, and has not been in violation of, any applicable Laws, except where such failure to comply or violation has not, or would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies as a whole, and (b) no Target Company has received, since January 1, 2021, any written or, to the Knowledge of the Company, oral, notice from a Governmental Authority of any non-compliance with or material violation of any applicable Laws by such Target Company, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, taken as a whole.

5.10 Company Permits. Each Target Company holds all Permits necessary to lawfully conduct its business as presently conducted (collectively, the “Company Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole, or limit the ability of the Company to perform on a timely basis its obligations under this Agreement or any Ancillary Documents to which it is or will be a party. As of the date of this Agreement, each material Company Permit is in full force and effect and (a) except as could not reasonably be expected to be material to the Target Companies as a whole, no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, (b) no Target Company is in violation in any material respect of the terms of any material Company Permit, and (c) except as could not reasonably be expected to be material to the Target Companies, taken as a whole, there has not been and there is not any pending or, to the Company’s Knowledge, threatened, any Action, investigation or disciplinary proceeding by or from any Governmental Authority against a Target Company involving any Company Permit and no Target Company has received any written or, to the Knowledge of the Company, oral, notice of any Actions from any Governmental Authority relating to the revocation or material modification of any Company Permit.

5.11 Litigation. As of the date of this Agreement, there is no (a) material Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Knowledge of the Company, threatened, in the past three years) or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in the past three years in either case of (a) or (b) by or against any Target Company, its current or former directors or officers in their capacity as such, or its business, equity securities or assets. As of the date of this Agreement, none of the current or, to the Knowledge of the Company, former, officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of such Target Company, except in each case where the charge, indictment arrest or conviction, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole, or limit the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or will be a party.

5.12 Material Contracts.

(a) Section 5.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts) true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets, are bound (each Contract required to be set forth on Section 5.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit the ability of such Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell or provide any service or product to or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or first offer or most-favored pricing clauses (in each case other than pursuant to confidentiality arrangements entered into in the ordinary course of business) or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii) evidences Indebtedness of the type referred to in clauses (a) through (e) of the definition thereof of such Target Company having an outstanding principal amount in excess of $500,000;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or shares or other equity interests of any Target Company or another Person in each case with an aggregate value in excess of $1,000,000;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or set of related Contracts of at least $500,000 per year or $2,500,000 over the life of such Contracts;

(viii) pursuant to which any Target Company has been granted from a third party any material license, right, immunity or authorization to use or otherwise exploit any material Intellectual Property, excluding (A) Incidental Licenses, (B) “shrink wrap,” “click wrap,” “off the shelf” or other licenses for generally commercially available software or hosted services, and (C) licenses for uncustomized software that is commercially available to the public generally with one-time or annual license, maintenance, support and other fees of less than $100,000;

(ix) pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contributor Agreements, or (B) transferred to any third party any ownership right to any material Intellectual Property;

(x) pursuant to which any Target Company has granted to any third party any material license, right, immunity or authorization to use or otherwise exploit any Company Owned IP, excluding Incidental Licenses;

(xi) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $250,000 other than indemnities or warranties provided in the ordinary course in connection with sales of the Target Companies’ products and services;

(xii) is an employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business) with any employee or individual independent contractor of the Company or any Target Company who receives annual base cash salary of $200,000 or more;

(xiii) is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;

(xiv) other than under its Organizational Documents, is between any (A) Target Company and (B) any directors, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all non-competition, severance and indemnification agreements;

(xv) obligates the Target Companies to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(xvi) relates to a settlement of any Action requiring payments in excess of $200,000 or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xvii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xviii) is with a Material Customer or Material Supplier; or

(xix) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) Except where the failure, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Material Contract is valid and binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract, (iii) no Target Company is in breach or default and, to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Target Company party thereto or permit termination or acceleration by the other party thereto under any Company Material Contract, (iv) to the Knowledge of the Company, no other party to any Company Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under any Company Material Contract, (v) no Target Company has received or served written or, to the Knowledge of the Company, oral, notice of an intention by any party to any Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, and (vi) no Target Company has waived any rights under any Company Material Contract.

5.13 Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedules sets forth a list of all registered, issued, and applied-for Intellectual Property owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable, (i) its title, (ii) its owner, (iii) the jurisdictions in which the item is issued, registered or applied-for, (iv) the issuance, registration or application numbers and dates of registration, issuance or application, and (v) for Internet domain-name registrations, the domain name, expiry date and registrar. All Company Registered IP is subsisting and all registered or issued Company Registered IP is valid and enforceable except where the failure to be would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. No Action is pending or, to the Knowledge of the Company, threatened, against a Target Company that challenges the validity, enforceability or ownership of any Company Registered IP.

(b) The Target Companies (i) exclusively own all material Company Owned IP, free and clear of all Liens (other than Permitted Liens) and (ii) have the right to use all Intellectual Property that is material to the conduct of the business of the Target Companies as currently conducted. The execution and delivery by the Company of this Agreement and each Ancillary Document to which it is or will be a party, the consummation by the Company of the Transactions, and the compliance by the Company with any of the provisions hereof and thereof, will not result in the material loss, termination or impairment of any rights of the Target Companies in any material Intellectual Property.

(c) To the Knowledge of the Company, (i) no Target Company is currently Infringing, or has, in the past three years, Infringed any Intellectual Property of any other Person in any material respect, and (ii) no third party is Infringing any material Company Owned IP. Since January 1, 2021, no Target Company has received any written or, to the Knowledge of the Company, oral, notice or claim asserting that any Target Company has Infringed the Intellectual Property of any other Person in any material respect.

(d) All Contributors who have contributed to the development of material Intellectual Property for any Target Company have executed a Contributor Agreement, except to the extent that any Target Company has acquired rights to such Intellectual Property by operation of Law. To the Knowledge of the Company, no Contributor has claimed any ownership interest in any material Intellectual Property purported to be owned by a Target Company. Each Target Company has taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Company Owned IP. No Governmental Authority or educational or research institution owns or otherwise holds, or has the right to obtain, any rights to any material Company Owned IP.

(e) The IT Systems (i) operate in all material respects in accordance with their documentation and functional specifications and have not malfunctioned or failed in the last two years in a manner that has had a material impact on the operations of any Target Company, and (ii) are sufficient in all material respects to permit the Target Companies to conduct their business as currently conducted. The Company has taken commercially reasonable actions designed to protect the confidentiality, integrity and security of the IT Systems against unauthorized use, access, interruption, modification and corruption. Since January 1, 2021, to the Knowledge of the Company, there has been no material unauthorized access to the IT Systems that has resulted in any material unauthorized use, access, misappropriation, deletion, corruption, or encryption of any material information or data stored therein. The Company has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole.

5.14 Taxes and Returns.

(a) Each Target Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects. Each Target Company has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been or will be established in the Company Financial Statements in accordance with GAAP.

(b) Each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened in writing against any Target Company in respect of Taxes, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against any Target Company.

(d) There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding written requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than customary extensions requested in the ordinary course of business). No written claim has been made by any Governmental Authority with respect to a jurisdiction in which a Target Company does not file a Tax Return that such Target Company is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(e) No Target Company has a permanent establishment, branch or representative office in any country other than the country of its organization, and no Target Company is or has been treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation.

(f) No Target Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes (other than a group the common parent of which is or was the Company or the only members of which were or are Target Companies). No Target Company has any material Liability for the Taxes of another Person (other than a Target Company) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than, in each case, Liabilities for Taxes pursuant to customary commercial Contracts not primarily related to Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with respect to Taxes (other than customary commercial Contracts not primarily related to Taxes).

(g) No Target Company is the subject of any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is there any written request by a Target Company outstanding for any such ruling, memorandum or agreement.

(h) No Target Company organized in a jurisdiction outside of the United States (i) is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (iii) is treated as a U.S. corporation under Section 7874(b) of the Code.

(i) In the past two years, no Target Company has distributed stock of another Person, or has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) No Target Company has been a party to a transaction that is a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision under any U.S. state or local or foreign Tax law addressing tax avoidance transactions).

(k) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by the Target Company prior to the Closing, (ii) change in any method of accounting of the Target Company for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed by the Target Company prior to the Closing, or (iv) any prepaid amount or deferred revenue received or accrued prior to the Closing outside the ordinary course of business.

(l) No Target Company has taken, or agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment.

(m) Neither the Company’s execution nor performance of its obligations under this Agreement, nor the consummation of the Transactions, will result in a material charge or Tax to arise on a Target Company or in any claw back of any material Tax relief previously given to a Target Company.

5.15 Real Property. Section 5.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred that (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.16 Personal Property. All items of Personal Property with a book value or fair market value of greater than $100,000 are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their present use in the business of the Target Companies. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to assets owned by such Target Company, free and clear of all Liens other than Permitted Liens.

5.17 Employee Matters.

(a) (i) As of the date of this Agreement, no Target Company is a party to, or bound by, any labor agreement, collective bargaining agreement or other labor-related Contract with any labor union, labor organization, works council, group of employees or other representative of any of the employees of any Target Company (a “Company Collective Bargaining Agreement”) and (ii) no employees of any Target Company are represented by any labor union, labor organization or works council with respect to their employment with any Target Company.

(b) The Company has no Knowledge of (i) any activities or proceedings of any labor union or other party to organize or represent any employees of any Target Company and (ii) any pending or threatened demand by any labor union, labor organization, works council, or group of employees of any Target Company for recognition or certification as a representative of employees of any Target Company in such capacities. There is no material strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any employees of any Target Company in connection with the business of any Target Company pending or, to the Knowledge of the Company, threatened, and since January 1, 2021, there has not occurred any material strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any employees of any Target Company in connection with the business of any Target Company.

(c) No Target Company has any legal or contractual obligation to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council that is representing any employee of any Target Company in connection with the consummation of the Transactions.

(d) Except as would not reasonably be expected to be material to any Target Company, each Target Company is and, since January 1, 2021, has been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to classification, discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral, notice that there is any pending Action involving unfair labor practices against a Target Company. There are no material Actions pending or, to the Knowledge of the Company, threatened, against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation.

(e) No Target Company is party to a settlement agreement with a current or former officer of any Target Company that involves allegations relating to sexual harassment. To the Knowledge of the Company, since January 1, 2021, no allegations of sexual harassment or other illegal discrimination have been made against any officer of a Target Company.

(f) To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation (i) to any Target Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of Trade Secrets or proprietary information.

(g) As of the date hereof, no current executive officer of the Company or a Target Company has, to the Knowledge of the Company, provided the Company or any Target Company written notice of his or her plan to terminate his or her employment with the Company or any Target Company.

(h) No Target Company has a single employer, joint employer, alter ego or similar relationship with any other company.

(i) Since January 1, 2021, except as would not reasonably be expected to be material to any Target Company, the Target Companies have not engaged in any layoffs, furloughs or group employment terminations (excluding terminations for cause), whether temporary or permanent.

5.18 Benefit Plans.

(a) Set forth on Section 5.18(a) of the Company Disclosure Schedules is an accurate and complete list, as of the date hereof, of each material Benefit Plan of the Target Companies (each, a “Company Benefit Plan”). No Target Company maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability on account of an ERISA Affiliate under or with respect to (i) any “multiemployer plan” as defined under Section 3(37) of ERISA, (ii) any plan or arrangement subject to Code Sections 412 or 4971, ERISA Section 02 or Title IV of ERISA or similar non-U.S. Laws, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of ERISA Section 4063.

(b) With respect to each material Company Benefit Plan, the Company has made available to SPAC accurate and complete copies of the current plan documents and all material communications in the past three years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c) With respect to each material Company Benefit Plan: (i) such material Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action that would result in a material Liability to the Target Companies is pending or, to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to such material Company Benefit Plan have been timely made or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the applicable Target Company. All non-U.S. Company Benefit Plans that are required by the applicable Law to be funded or book-reserved are funded or book-reserved, as appropriate, in all material respects in accordance with such applicable Law. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a current favorable determination or opinion or advisory letter from the Internal Revenue Service or is the subject of a current favorable determination or opinion or advisory letter issued by the Internal Revenue Service with respect to such Company Benefit Plan, and, to the Knowledge of the Company, nothing has occurred since the date of such determination, opinion or advisory letter that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan. Each material Company Benefit Plan intended to qualify for special tax status in a jurisdiction outside of the United States is registered as such to the extent required by applicable Law and has been documented and operated in all material respects in compliance with all requirements of such special tax status.

(e) The consummation of the Transactions will not: (i) entitle any individual to material severance pay, unemployment compensation or other material benefits or compensation whether under a Company Benefit Plan or under applicable Law or otherwise; (ii) accelerate the time of payment, vesting or funding, or increase the amount of any material compensation; or benefits, or in respect of, any director, employee or independent contractor of a Target Company; or (iii) cause an amount to be received by any director, employee or independent contractor of a Target Company under any Company Benefit Plan or otherwise to fail to be deductible by reason of Code Section 280G or be subject to an excise Tax under Code Section 4999. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Code Sections 409A or 4999.

5.19 Environmental Matters.

(a) Each Target Company is, and since January 1, 2021 has been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required under Environmental Laws for its business and operations (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened, that would reasonably be expected to result in the revocation, modification, or termination of any such Environmental Permit.

(b) No Target Company is subject to, or has received written notice of an investigation that would lead to, any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action or (iii) Release of a Hazardous Material, in each case, that has given rise or would reasonably be expected to give rise to any material Liability under Environmental Laws.

(c) No Target Company has assumed, contractually or by operation of Law, any outstanding Liabilities or obligations under any Environmental Laws of any other Person except, in each case, for such Liabilities or obligations that would not reasonably be expected to be material to the Target Companies, taken as a whole.

(d) No Action is pending or, to the Company’s Knowledge, threatened, against any Target Company or any assets of a Target Company alleging that a Target Company is in violation in any material respect of any Environmental Law or material Environmental Permit or that a Target Company has any material Liability under any Environmental Law, and to the Company’s Knowledge, no fact, circumstance or condition exists that would reasonably be expected to give rise to any such Action.

(e) (i) no Target Company has manufactured, used, treated, stored, disposed of, arranged for or permitted the transportation or disposal of, generated, handled or released any Hazardous Material, or owned, leased or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or material obligation of any Target Company under applicable Environmental Laws and (ii) to the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Liability or material obligation of any Target Company under applicable Environmental Laws.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls or (iv) per- and polyfluoroalkyl substances, in each case that could reasonably be expected to result in a Target Company incurring any material Liability or material obligation under applicable Environmental Laws.

(g) The Company has made available to SPAC all material environmental assessments and reports in its, or any of the Target Companies’, possession or control relating to the operations of the Target Companies, or the condition of their respective properties and assets, and their compliance with Environmental Laws and Environmental Permits.

5.20 Transactions with Related Persons. No Affiliate of the Company nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or since January 1, 2021, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than 5.0% of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document, the Shareholders Agreements, the Voting Agreement or any Contract pursuant to which a Related Person subscribed for or purchased equity interests in the Company. Except as contemplated by or provided for in any Ancillary Document, the Shareholders Agreements, the Voting Agreement or any Contract pursuant to which a Related Person subscribed for or purchased equity interests in the Company, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) that is used in the business of any Target Company. Except as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

5.21 Insurance.

(a) Section 5.21(a) of the Company Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to SPAC. Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge and except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since January 1, 2021, to the Company’s Knowledge, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue a material insurance policy or non-renewal of any such policy.

(b) Since January 1, 2021, no Target Company has made any insurance claim in excess of $250,000 and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since January 1, 2021, no Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

5.22 Customers and Suppliers.

(a) Section 5.22(a) of the Company Disclosure Schedules sets forth a list of Contracts between the Target Companies and the top 10 customers of the Target Companies based on aggregate revenue received by the Target Companies from such customers during the calendar year 2023 (each such customer, a “Material Customer” and each such Contract, a “Material Customer Agreement”). As of the date hereof, no Target Company has received any written notice from any Material Customer that such Material Customer will not continue as a customer of the Target Company or that such Material Customer intends to terminate or adversely modify in any material respect any existing Material Customer Agreement.

(b) Section 5.22(b) of the Company Disclosure Schedules sets forth a list of the top 10 suppliers of the Target Companies based on aggregate expenditures made by the Target Companies during the calendar year 2023 (each such supplier, a “Material Supplier” and each Contract pursuant to which the Company or a Target Company paid those amounts to the applicable Material Supplier, excluding any purchase orders, insertion orders or similar purchasing documents, a “Material Supplier Agreement”). As of the date hereof, no Target Company has received any written notice from any Material Supplier that such supplier will not continue as a supplier to the Target Company or that such supplier intends to terminate or adversely modify in any material respect any existing Material Supplier Agreement.

5.23 Data Protection and Cybersecurity.

(a) For the purposes of this Section 5.23 and Section 8.3, the terms “personal data breach” and “processing” (and its cognates) shall have the meaning given to them in the GDPR.

(b) Each Target Company (i) has implemented and maintains commercially reasonable technical and organizational measures designed to protect Personal Data relating to the business of the Target Company against personal data breaches and cybersecurity incidents and (ii) complies in all material respects with all contractual obligations to which it is bound relating to the privacy, security, processing, transfer and confidentiality of Personal Data, except to the extent any non-compliance, either individually or in the aggregate, would not reasonably be expected to be material to the Target Companies.

(c) Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, since January 1, 2021, no Target Company has (i) been subject to any actual, pending or, to the Knowledge of the Company, threatened in writing, investigations, notices or requests from any Governmental Authority in relation to its data processing or cybersecurity activities, or (ii) received any actual, pending or, to the Knowledge of the Company, threatened, claims from individuals alleging any violation of Data Protection Laws.

5.24 Certain Business Practices.

(a) For the past five years, each Target Company has been in compliance with the FCPA and all other applicable anti-corruption and anti-bribery Laws, in all material respects. No Target Company is subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of the Company, suspected, violation of any applicable anti-corruption Law.

(b) For the past five years, no Target Company nor any of its directors, officers or, to the Knowledge of each Target Company, employees or Representatives, when acting on behalf of a Target Company, has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity.

(c) No Target Company nor any of its directors or officers or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company, is currently the target of Sanctions, including (i) identified on the OFAC Specially Designated Nationals and Blocked Persons List or other Sanctions-related list of designated persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any member state of the European Union, or the United Kingdom, (ii) organized, resident, or located in, or a national of a Sanctioned Jurisdiction, (iii) the government of a Sanctioned Jurisdiction or the Government of Venezuela or (iv) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled, by or acting for or on behalf of a person identified in clauses (i)-(iii) (collectively, a “Sanctioned Person”), or is subject to debarment or any list-based designations under Customs & Export Control Laws. No Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Jurisdiction or for the purpose of financing the activities of any Sanctioned Person since January 1, 2019 in a manner that would violate applicable Sanctions. No Target Company nor any of its directors or officers or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has, since January 1, 2019 engaged in (A) dealings with a Sanctioned Person or involving a Sanctioned Jurisdiction in a manner that would violate applicable Sanctions, (B) dealings that could reasonably be expected to result in the Target Company becoming a Sanctioned Person, or (C) conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions or Customs & Export Control Laws. Each Target Company has (1) where required by Law, secured and maintained all necessary permits, registrations, agreements or other authorizations, including amendments thereof, pursuant to Sanctions and Customs & Export Control Laws and (2) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of applicable Sanctions or Customs & Export Control Laws, and has not been notified of any such pending or threatened actions.

5.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case within the meaning of the Investment Company Act.

5.26 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

5.27 Company Acknowledgment. The Company acknowledges and agrees that the representations and warranties expressly set forth in (a) Article III (as modified by the SPAC Disclosure Schedules), (b) the certificate delivered pursuant to Section 8.2(c), and (iii) any Ancillary Document, constitute the sole and exclusive representations and warranties of the SPAC Parties to the Company in connection with or relating to the SPAC Parties, this Agreement, any Ancillary Document or the Transactions, and no other representations or warranties, oral or written, have been given by or on behalf of the SPAC Parties. Except for the representations and warranties expressly set forth in Article III (as modified by the SPAC Disclosure Schedules), the certificate delivered pursuant to Section 8.2(c) or in any Ancillary Document the Company (i) acknowledges that it is transacting with the SPAC Parties on an “as is” condition and on a “where is” basis and (ii) disclaims reliance on, and confirms and acknowledges that it has not relied on and should not rely on and will not rely on, any other representations or warranties, either express or implied, at law or in equity, including representations of merchantability, suitability or fitness for any particular purpose, or other statements, whether written or oral, made by or on behalf of any person (including the SPAC Parties or any Affiliate or Representative of the SPAC Parties) in respect of the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of SPAC including with respect to the accuracy or completeness of any confidential information memoranda, documents, projections or other prediction or forward-looking statements, material, or other information (financial or otherwise) regarding the SPAC Parties furnished to the Company or any of its Representatives in any other form or in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever or on any Person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties in Article III, in the certificate delivered pursuant to Section 8.2(c) or any Ancillary Document.

Article VI
COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 6.18, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, the Company shall, and shall cause each of its Subsidies and its and their Representatives to, give to SPAC and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as SPAC or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of the Representatives of the Company to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. SPAC hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the Transactions without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is personally identifiable information of a third party that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

(b) During the Interim Period, subject to Section 6.18, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, the SPAC Parties shall give, and shall cause their Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the SPAC Parties, as the Company or its Representatives may reasonably request regarding the SPAC Parties and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of the Representatives of the SPAC Parties to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC. Notwithstanding the foregoing, the SPAC Parties shall not be required to provide access to any information (i) that is personally identifiable information of a third party that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege, or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

(c) All information provided pursuant to this Section 6.1 shall be subject to the Confidentiality Agreement effective as of August 16, 2024, by and between SPAC and the Company (as amended from time to time, the “Confidentiality Agreement”).

6.2 Conduct of Business of the Company during the Interim Period.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 6.6, except as contemplated by the terms of this Agreement or any Ancillary Document, as set forth on Section 6.2(a) of the Company Disclosure Schedules, or as required by applicable Law or any COVID-19 Measure, the Company shall use its commercially reasonable efforts to, and shall cause each of the other Target Companies to use its commercially reasonable efforts to, (i) conduct its business, in all material respects, in the ordinary course of business (taking into account COVID-19 and any COVID-19 Measures) consistent with past practices and (ii) preserve intact, in all material respects, its business organization, keep available the services of its managers, directors, officers, employees and consultants, preserve intact in all material respects the possession, control and condition of its material assets, and preserve intact in all material respects its relationships with all material customers and suppliers, in each case consistent with past practice (taking into account COVID-19 and any COVID-19 Measures); provided that no action or inaction by the Company with respect to matters specifically addressed by clauses (i) through (xxii) of Section 6.2(b) below shall be deemed a breach of the foregoing unless such action or inaction would constitute a breach of such specific provision of (i) through (xxii) of Section 6.2(b) below.

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 6.2(b) of the Company Disclosure Schedules, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject to Section 6.6, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the other Target Companies not to:

(i) amend, waive or otherwise change its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities other than for any such issuances that are taken into account in the calculation of Aggregate Fully Diluted Company Shares;

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise) in excess of $5,000,000 in the aggregate, (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) in excess of $1,000,000 individually or $5,000,000 in the aggregate, in each case, except for (x) any such transactions among Target Companies and (y) hedging or over-the-counter derivatives transactions in the ordinary course of business;

(v) except as required pursuant to any Company Benefit Plan or Company Collective Bargaining Agreement, (A) increase the wages, salaries or compensation of its employees, other than in the ordinary course of business, by more than 10% in the aggregate, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, (C) grant any severance, change in control or termination or similar pay, other than as provided for in any written agreements, in the ordinary course of business, or consistent with past practice, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than in connection with the Transactions or, except with respect to a director, officer or manager, in the ordinary course of business, (F) hire any employee with an annual base salary greater than or equal to $200,000 or engage any person as an independent contractor with annual payments greater than or equal to $200,000, in each case other than in the ordinary course of business, or (G) terminate the employment of any employee with an annual base salary greater than or equal to $200,000 other than due to death or disability, for cause, or in the ordinary course of business;

(vi) waive any restrictive covenant obligations of any employee or individual independent contractor of any Target Company;

(vii) unless required by a Company Benefit Plan or a Company Collective Bargaining Agreement, (A) modify, extend or enter into any Company Collective Bargaining Agreement, or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;

(viii) (A) make any material Tax election (except in the ordinary course of business) or change or rescind any material election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change to its methods of Tax accounting, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension resulting from an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts not primarily related to Taxes), (F) file any amended material Tax Return, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Tax Law) pertaining to Taxes with any Governmental Authority, or (H) change its jurisdiction of tax residence;

(ix) (A) other than in the ordinary course of business or between Target Companies, (1) sell, assign, transfer or license any Company Owned IP to any Person, other than Incidental Licenses or (2) abandon, permit to lapse, or otherwise dispose of any material Company Registered IP, or (B) disclose any material Trade Secrets owned or held by any Target Company to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to enforceable confidentiality obligations;

(x) (A) modify or amend in a manner that is materially adverse to the applicable Target Company, or terminate, any Company Material Contract, (B) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract, or (C) enter into any Contract that would be the type of Material Contract set forth in Sections 5.12(a)(iii), (iv), (v), (vi), (ix), (xiii), (xvi) and (xvii) if entered into prior to the date hereof outside of the ordinary course of business;

(xi) fail to use commercially reasonable efforts to maintain its books, accounts, and records in all material respects in the ordinary course of business consistent with past practices;

(xii) enter into any new (A) line of business or (B) jurisdiction with respect to its current line of business;

(xiii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xiv) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been or will be reserved in the Company Financial Statements, as applicable;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by the Target Companies would exceed $2,000,000;

(xvi) make any capital expenditures in excess of $1,000,000 individually for any project (or set of related projects) or $2,000,000 in the aggregate;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of the properties, assets or rights of the Target Companies, taken as a whole, other than in the ordinary course of business;

(xix) enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of any Target Company;

(xx) make any change in accounting methods, principles or practices, except as required by GAAP or the Company’s auditors;

(xxi) (A) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person or (B) enter into any Contract or arrangement that would have been required to be listed on the Company Disclosure Scheduled pursuant to Section 5.20 if entered into prior to the date hereof (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

(xxii) authorize or agree to do any of the foregoing actions.

6.3 Conduct of Business of SPAC during the Interim Period.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 6.6, except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 6.3(a) of the SPAC Disclosure Schedules, or as required by applicable Law, SPAC shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business (taking into account COVID-19 and any COVID-19 Measures) consistent with past practices and (ii) preserve intact, in all material respects, its business organization, keep available the services of its managers, directors, officers, employees and consultants, and preserve intact in all material respects the possession, control and condition of its material assets, in each case consistent with past practice (taking into account COVID-19). Notwithstanding anything to the contrary in this Section 6.3, subject to Section 6.25, nothing in this Agreement shall prohibit or restrict SPAC from extending one or more times, in accordance with the SPAC Charter and the IPO Prospectus, or by amendment to the SPAC Charter, the deadline by which it must complete the Business Combination (each, an “Extension”).

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 6.3(b) of the SPAC Disclosure Schedules, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject to Section 6.6, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not:

(i) amend, waive or otherwise change its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities (including the SPAC Securities) or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities (including the SPAC Securities) or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests (including the SPAC Securities) or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except for redemptions from the Trust Account that are required in accordance with the IPO Prospectus;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any third party, or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) above of any Person, provided that this Section 6.3(b)(iv) shall not prevent SPAC from borrowing, subject to Section 6.25, up to $2,000,000 from Sponsor to finance its ordinary course administrative costs and expenses and other costs, expenses and fees incurred in connection with the consummation of the Transactions, so long as any such loans are made on a non-interesting bearing basis in a customary manner between Sponsor and SPAC;

 (v) amend, waive or otherwise change the Trust Agreement in any manner;

(vi) terminate, waive or assign any material right under any material agreement (including any SPAC Material Contract) to which it is a party, or enter into any Contract that would be a SPAC Material Contract if entered into prior to the date hereof;

(vii) establish any Subsidiary or enter into any new line of business;

(viii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(ix) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $300,000 (individually or in the aggregate), unless such amount has been reserved in the SPAC Financials;

(x) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by SPAC would exceed $50,000;

(xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xii) enter into any agreement, understanding or arrangement with respect to the voting or transfer of its equity securities (including the SPAC Securities);

(xiii) (A) make, change or rescind any material election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change to its methods of Tax accounting, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension resulting from an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts not primarily related to Taxes), (F) file any amended material Tax Return, (G) enter into or terminate any “closing agreement” as described in Section 7121 of the Code (comparable, analogous or similar provision under any state, local or non-U.S. Tax Law) pertaining to Taxes with any Governmental Authority, or (H) change its jurisdiction of tax residence;

(xiv) adopt or enter into any Benefit Plan (including granting or establishing any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC);

(xv) incur any expenses other than in connection with the implementation of the Transactions;

(xvi) (A) appoint any director to the SPAC Board, (B) hire any employee, (C) enter into or amend any Contract or transaction with any of the foregoing Persons, or (D) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than advancement of expenses, in each case, provided in the ordinary course of business); or

(xvii) authorize or agree to do any of the foregoing actions.

6.4 Company Stockholder Approvals.

(a) The Company shall solicit the Company Shareholder Approvals via an irrevocable written consent of the Company Shareholders (the “Company Shareholder Written Consent”) in accordance with applicable Law and in form and substance reasonably satisfactory to SPAC. The Company will use its reasonable best efforts to ensure that it obtains the Company Shareholder Written Consent in accordance with applicable Law (including the DGCL) and the Organizational Documents of the Company. As promptly as reasonably practicable after the date that the Registration Statement shall have been declared effective by the SEC and in any event within 15 days after the date that the Registration Statement shall have been declared effective by the SEC, the Company shall obtain and deliver to SPAC a true, complete and correct copy of the Company Shareholder Written Consent duly executed and delivered to the Company by at least the Requisite Company Shareholders.

(b) As promptly as reasonably practicable following the execution and delivery of the Company Shareholder Written Consent, the Company shall prepare and distribute to the Company Shareholders as of the date of the Company Shareholder Written Consent that did not execute and deliver the Company Shareholder Written Consent a notice of action by written consent and appraisal rights as required by Sections 228 and 262 of the DGCL, as well as any additional information required by applicable Law or the Organizational Documents of the Company (the “Company Shareholder Notice”). SPAC shall be provided with a reasonable opportunity to review and comment on the Company Shareholder Notice and shall cooperate with the Company in the preparation of the Company Shareholder Notice and promptly provide all reasonable information regarding SPAC and Merger Sub reasonably requested by the Company.

6.5 Interim Period Control. Nothing contained in this Agreement shall give to any Party, directly or indirectly, the right to control SPAC, the Company or any Target Company or their respective Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.6 Preparation and Delivery of Company Financial Statements.

(a) The Company shall use its reasonable best efforts to deliver true, correct and complete copies of (i)(A) the audited consolidated balance sheet of the Company as of March 31, 2024 and March 31, 2023, and the related audited consolidated statements of operations and cash flows of the Company for the years then ended (collectively, the “Audited Company Financial Statements”) and (B) unaudited consolidated financial statements of the Company for the three and six months ended September 30, 2024 together with the Audited Financial Statements, the “Company Financial Statements”) not later than December 6, 2024 (such date, as it may be extended, the “Financial Statement Delivery Date”) and (ii) any other financial statements of the Company required to be delivered by applicable Law in connection with the Registration Statement, as promptly as reasonably practicable; provided, that if the Company has not delivered the Company Financial Statements by the Financial Statement Delivery Date, the Financial Statement Delivery Date shall be extended by 30 calendar days if the Company continues to use its reasonable best efforts to deliver the Company Financial Statements as soon as reasonably practicable.

(b) The Company Financial Statements, when delivered, shall (i) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and its consolidated results of operations changes in shareholders’ equity and cash flows for the respective periods then ended, (ii) be prepared in conformity with GAAP applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto and with respect to the Unaudited Company Financial Statements, subject to the absence of footnotes and normal year-end adjustments (none of which would be material, individually or in the aggregate), (iii) be prepared from, and are in accordance with, in all material respects, the books and records of the Target Companies, and (iv) with respect to the Audited Company Financial Statements, contain an unqualified report of the Company’s auditor in connection with such Audited Company Financial Statements.

(c) The Audited Company Financial Statements as of and for the years ended March 31, 2024 and March 31, 2023, when delivered after the date hereof by the Company for inclusion in the Registration Statement and the Proxy Statement for filing with the SEC following the date of this Agreement, will have been audited in accordance with the standards of the PCAOB and will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof.

6.7 SPAC Public Filings.

(a) During the Interim Period, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) will not, at the time they are filed or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) During the Interim Period, SPAC will otherwise comply in all material respects with applicable securities Laws and shall use commercially reasonable efforts to ensure that SPAC remain listed as a public company on, and for the SPAC Securities to remain listed on, the NYSE American or become listed on the New York Stock Exchange or Nasdaq.

6.8 Stock Exchange Listing. Each of SPAC and the Company will use its commercially reasonable efforts to cause (a) SPAC’s initial listing application(s) with Nasdaq in connection with the Transactions to have been approved, (b) SPAC to satisfy all applicable initial listing requirements of Nasdaq and (c) the SPAC Shares and the SPAC Warrants issuable in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, in each case prior to the Closing Date.

6.9 Exclusivity.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Target Companies, a transaction (other than the Transactions) concerning the sale of (x) 15% or more of the business or assets of the Target Companies on a consolidated basis or (y) 15% or more of the issued and outstanding shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to SPAC, a transaction (other than the Transactions) concerning a Business Combination.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company or SPAC, as applicable, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or, with respect to the Company, the Target Companies) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, or (vi) release any third party from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours orally and in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.10 No Trading. The Company acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of its Representatives is aware or, upon receipt of any material non-public information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC promulgated thereunder (the “Federal Securities Laws”) and other applicable foreign and domestic Laws addressing the trading of securities while in possession of material non-public information about such securities or the issuer thereof. The Company hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of SPAC, communicate such information to any third party (other than in connection with this Agreement, the Ancillary Documents and the Transactions), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.11 Notification of Certain Matters. During the Interim Period, each of the Company and SPAC shall give prompt notice to the other if such Party or its Affiliates (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging that the Consent of such third party is required in connection with the Transactions or (b) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would cause or would reasonably be expected to cause or result in any of the conditions set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.12 Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each of SPAC and the Company shall use its commercially reasonable efforts, and shall cooperate fully with the other, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions, including using its commercially reasonable efforts to (i) prepare and promptly file all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all Consents, registrations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities necessary to consummate the Transactions and to fulfill the conditions to the Closing, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.

(b) In furtherance and not in limitation of Section 6.13(a), to the extent required under the HSR Act or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that are designed to prohibit, restrict or regulate actions that may risk national security (collectively, “Antitrust Laws”), each of SPAC and the Company agrees, and shall cause its Subsidiaries and Affiliates, to make any required filing or application under Antitrust Laws, including preparing and making an appropriate filing pursuant to the HSR Act, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the granting of approval or consent by the applicable Governmental Authority as soon as practicable; provided, that the applicable HSR Act filing fees and any filing fees in connection with any other Antitrust Law shall be paid 50% by SPAC and 50% by the Company. Each of SPAC and the Company shall, in connection with its commercially reasonable efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person, (ii) keep the other reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions, (iii) permit a Representative of such other Party and its outside counsel to review any material communication given by it to, and consult with each other in advance of any material meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of such other Party the opportunity to attend and participate in such meetings and conferences, (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, each attending Party shall keep such Party promptly and reasonably apprised with respect thereto, and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory, competitive or national security related argument, and responding to requests or objections made by any Governmental Authority.

(c) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or that would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of SPAC and the Company shall use its commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions including in order to resolve such objections or Actions that, if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, each of SPAC and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Prior to the Closing, each of SPAC and the Company shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third party as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of this Agreement, or consummation of the Transactions, by such Party, and the other Parties shall provide reasonable cooperation in connection with such commercially reasonable efforts.

6.13 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the Ancillary Documents and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

6.14 Tax Matters.

(a) Tax Treatment. None of SPAC, Merger Sub, the Company or Sponsor shall, and no such Person shall cause its Affiliates to, take any action, or knowingly fail to take any action, that would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. The Parties shall reasonably cooperate with each other and their respective counsel to document and support the Tax treatment of the relevant portions of the Transactions consistent with the Intended Tax Treatment, including providing factual support letters. For the avoidance of doubt, the qualification of the relevant portions of the Transactions for the Intended Tax Treatment shall not be a condition to Closing.

(b) If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a Tax opinion with respect to U.S. federal income tax consequences of the Transactions be prepared and submitted in connection therewith, and if such a Tax opinion is being provided by a Tax counsel, the Parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such Tax counsel, to the extent requested by such counsel, customary Tax representation letters reasonably satisfactory to such counsel and such Party, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement; provided, that notwithstanding anything to the contrary in this Agreement, (x) nothing in this Agreement shall require (1) any counsel or Tax advisor to the Company to provide an opinion with respect to any Tax matters relating to or affecting SPAC or the SPAC stockholders or warrant holders or (2) any counsel or Tax advisor to SPAC to provide an opinion with respect to any Tax matters relating to or affecting the Company or the Company Shareholders and (y) no Party or their Tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for the Intended Tax Treatment (other than, to the extent required by the SEC, a customary opinion regarding the U.S. federal income tax considerations of such Transactions included in the Proxy Statement and Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC); provided, further, that, for the avoidance of doubt, neither this Section 6.15(b) nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes, fees and costs (“Transfer Taxes”) that become payable by any of the Parties in connection with the Transactions shall constitute Company Transaction Expenses (if incurred by or on behalf of the Company) or SPAC Transaction Expenses (if incurred by or on behalf of SPAC). The Party responsible for filing any necessary Tax Returns with respect to Transfer Taxes under applicable Law shall cause such Tax Returns to be filed, and if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns.

6.15 The Registration Statement; Special Shareholder Meeting.

(a) As promptly as reasonably practicable after the date hereof, SPAC and the Company shall jointly prepare, and SPAC shall file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the offer and sale of the SPAC Shares to be issued in connection with the Merger, which Registration Statement will also contain a proxy statement of SPAC (as amended or supplemented, including any prospectus contained therein, the “Proxy Statement”) for the purpose of soliciting proxies or votes from the SPAC Shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing the SPAC Shareholders an opportunity in accordance with the SPAC Charter and the IPO Prospectus to exercise their Redemption Rights. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the SPAC Shareholders to vote, at a special meeting of SPAC Shareholders to be called and held for such purpose (including any adjournment or postponement thereof, the “Special Shareholder Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement, the Merger and the other Transactions by SPAC Shareholders in accordance with SPAC’s Organizational Documents, the Delaware General Corporation Law and the rules and regulations of the SEC and any applicable Exchange (including any items required by Laws to effect the Merger and any other proposals as are required to implement the foregoing), (ii) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (iii) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) to (iii), collectively, the “Shareholder Approval Matters”) and (iv) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of SPAC in consultation with the Company.

(b) SPAC shall (i) include the SPAC Recommendation in the Proxy Statement, (ii) cause the Proxy Statement to be mailed to SPAC Shareholders in accordance with SPAC’s Organizational Documents as promptly as practicable (and in any event within three Business Days) following the date upon which the Registration Statement is declared effective under the Securities Act and (iii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters. If, on the date for which the Special Shareholder Meeting is scheduled, SPAC has not received proxies and votes representing a sufficient number of SPAC Shares to obtain the Required Shareholder Approval, SPAC may, in consultation with the Company and in accordance with the SPAC Charter, make one or more successive postponements or adjournments of the Special Shareholder Meeting. In connection with the Registration Statement, SPAC and the Company will file with the SEC financial and other information about the Transactions in accordance with applicable Law, SPAC’s Organizational Documents, the Delaware General Corporation Law and the rules and regulations of the SEC and any applicable Exchange.

(c) SPAC and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption Rights. Each of SPAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and the Company shall amend or supplement the Registration Statement and SPAC shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents. No filing of, or amendment or supplement to, the Registration Statement will be made by SPAC or the Company without the approval of the other (such approval not to be unreasonably withheld, conditioned or delayed).

(d) Each of SPAC and the Company shall, as promptly as practicable after receipt thereof, supply each other with copies of all material written correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, or, if not in writing, a written summary of such material communication, with respect to the Registration Statement or the Transactions. No response to any comments from the SEC or its staff relating to the Registration Statement or the Transactions will be made by the Company or SPAC without the prior consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), and without providing such other Party a reasonable opportunity to review and comment thereon. Notwithstanding the foregoing, SPAC and the Company, with the assistance of the other, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and be declared effective.

(e) SPAC, in consultation with the Company, shall call the Special Shareholder Meeting in accordance with SPAC’s Organizational Documents for a date that is no later than 30 days following the effectiveness of the Registration Statement or such other date as agreed between SPAC and Company.

(f) SPAC shall comply with all applicable Laws, any applicable rules and regulations of any applicable Exchange, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting and the Redemption Rights.

(g) As promptly as reasonably practicable after the Closing, SPAC shall prepare and file with the SEC a registration statement on Form S-1 in connection with the registration for resale under the Securities Act of the SPAC Shares issued to the Company Shareholders that will be Affiliates of SPAC after the Closing. The obligations of SPAC and the Company set forth in Section 6.16(c) and Section 6.16(d) with respect to the Registration Statement shall apply to such resale registration statement on Form S-1, mutatis mutandis.

(h) All expenses incident to the Company’s filing of the Registration Statement pursuant to this Section 6.16 (including, without limitation, all registration, qualification and filing fees, printing expenses, Exchange Agent fees and expenses, travel expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel, all independent certified public accountants, underwriters and other Persons retained by the Company and SPAC), shall be paid 50% by the Company and 50% by SPAC if the Closing does not occur.

6.16 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC and the Company, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any Exchange, in which case SPAC or the Company, as applicable, shall use commercially reasonable efforts to allow the other reasonable time to have the opportunity to comment on, and arrange for any required filing with respect to, such release, filing or announcement in advance of such issuance.

(b) SPAC and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed). SPAC and the Company shall mutually agree upon and, as promptly as practicable after the Closing, issue a joint press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, SPAC shall file a “shell company” Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Transactions as required by Federal Securities Laws, which SPAC shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed).

6.17 Confidential Information.

(a) The Company agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article IX, for a period of two years after such termination, it shall, and shall cause its respective Affiliates and Representatives to (i) treat and hold in strict confidence any SPAC Confidential Information that is provided to the Company or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent, and (ii) in the event that the Company or any of its Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC, to the extent legally permitted, with prompt written notice of such requirement so that SPAC may seek, at SPAC’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.18(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 6.18(a), furnish only that portion of such SPAC Confidential Information that is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company shall, and shall cause its Affiliates and Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) the Company and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws as advised by outside counsel, and (2) the Company shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of SPAC disclosed to such Person until such information ceases to be a Trade Secret.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two years after such termination, it shall, and shall cause its Affiliates and Representatives to (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent, and (ii) in the event that SPAC or any of its Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.18(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.18(b), furnish only that portion of such Company Confidential Information that is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, SPAC shall, and shall cause its Affiliates or Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) SPAC and its Affiliates or Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws as advised by outside counsel, and (2) SPAC shall, and shall cause its Affiliates or Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

6.18 Post-Closing Board of Directors and Officers of SPAC.

(a) With effect from the Closing, each Party shall take all necessary action within its power so that the SPAC Board is initially comprised of five members (of which at least three will qualify as “independent directors” as defined in Nasdaq’s listing rules and be eligible to serve on an audit committee), (i) with the Company being entitled to nominate and appoint four members and (ii) with SPAC being entitled to nominate and appoint one member; provided that, subject to the Organizational Documents of the SPAC as then in effect and the continuing fiduciary duties of the members of the SPAC Board, the SPAC Board shall nominate the SPAC Board member set forth in this Section 6.18(a)(ii) for re-election to the SPAC Board at each annual meeting (or special meeting in lieu thereof at which directors are elected) of the SPAC Shareholders that occurs on or after the date that is two years after the Closing Date.

(b) one member whose term will scheduled for at least two years from the Closing Date. Each such nominee shall meet the applicable standard to serve as a director under the rules of the Exchange. Except as otherwise agreed in writing by the Company and SPAC prior to the Closing, SPAC shall take all necessary action so that all of the members of the SPAC Board in office prior to the Closing resign, or are otherwise validly removed, effective as of the Closing.

(c) At the Merger Effective Time, the officers of the Company as of immediately prior to the Merger Effective Time shall become the initial officers of SPAC and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

6.19 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company and SPAC and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each Target Company and SPAC or under any indemnification, employment or other similar agreements between any D&O Indemnified Person, on the one hand, and any Target Company or SPAC, on the other hand, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Merger Effective Time, SPAC shall cause the Organizational Documents of each Target Company and the Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Target Company to the extent permitted by applicable Law. The provisions of this Section 6.20 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b) For the benefit of the Company’s directors and officers, the Company shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six year period from and after the Merger Effective Time for events occurring prior to the Merger Effective Time (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, SPAC and the Company (or the Surviving Company, as applicable) shall, for a period of six years after the Merger Effective Time, maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and SPAC and the Company/Surviving Company shall timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance.

6.20 SPAC Expenses; Trust Account Proceeds.

(a) No later than three Business Days prior to the Closing, SPAC shall deliver to the Company a statement setting forth SPAC’s good faith calculation of (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of Redemption Rights, (ii) the estimated amount of SPAC’s cash on hand, including in the Trust Account, as of the Closing, and (iii) the estimated amount of unpaid SPAC Transaction Expenses as of the Closing. Following its delivery, SPAC shall reasonably cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives related to such statement.

(b) Notwithstanding any contrary provisions of this Agreement, SPAC’s legacy and transaction expenses that can be carried forward at Closing shall not exceed the Athena Expense Cap. To the extent SPAC has liabilities and unpaid expenses in excess of the Athena Expense Cap at Closing, Sponsor shall bear such excess.

(c) Notwithstanding any contrary provisions of this Agreement, Company’s transaction expenses that can be carried forward at Closing shall not exceed the Ace Expense Cap. To the extent the Company has unpaid transaction expenses in excess of the Ace Expense Cap at Closing, the shareholders of the Company shall bear such excess.

(d) The Parties agree that, simultaneously with or as promptly as practicable after the Closing, the funds held by the Surviving Company either in or outside of the Trust Account, after taking into account payments by SPAC for the Redemption Rights (collectively, the “Closing Cash”) shall be used to pay (i) first, the accrued SPAC Transaction Expenses, including SPAC’s deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO, without double-counting any accrued SPAC Transaction Expenses that have already been paid prior to the Closing, (ii) second, any loans owed by SPAC to the Sponsor for SPAC Transaction Expenses (including deferred SPAC Transaction Expenses), other administrative costs and expenses incurred by or on behalf of SPAC, (iii) third, any accrued and unpaid Company Transaction Expenses, and (iv) fourth, any remaining cash will be distributed to SPAC and used for working capital and general corporate purposes of the Surviving Company and its Subsidiaries, or for any other use as directed by SPAC. Such amounts, as well as any fees, costs and expenses that are required or permitted to be paid by the issuance of SPAC Securities, will be paid or issued, as applicable, at the Closing.

6.21 New Registration Rights Agreement. Concurrently with the Closing, the Company, the Company Shareholders set forth therein and Sponsor shall enter into a registration rights agreement in substantially the form attached as Exhibit E hereto (the “New Registration Rights Agreement”).

6.22 Lock-Up Agreements. At the Closing, (a) the Company Shareholders (and management) set forth on Section 6.22 of the Company Disclosure Schedule shall each enter into a Lock-Up Agreement with SPAC in substantially the form attached as Exhibit F-1 hereto and (b) Sponsor shall enter into a Lock-Up Agreement with SPAC in substantially the form attached hereto as Exhibit F-2 (each, a “Lock-Up Agreement”).

6.23 SPAC Equity Incentive Plan. As soon as reasonably practicable following the date of this Agreement, SPAC and the Company shall use commercially reasonable efforts to agree to the material terms of a new equity incentive plan to be adopted by SPAC no later than the Closing (the “SPAC Equity Incentive Plan”), with the number of SPAC Shares reserved for issuance thereunder being equal to 10% of SPAC’s issued share capital as of immediately after Closing; provided, that the material terms of such SPAC Equity Incentive Plan shall be agreed by no later than the date of filing of the Registration Statement with the SEC in accordance with Section 6.16(a).

6.24 SPAC Extension.

(a) Reasonably promptly following the date hereof, SPAC shall prepare (with reasonable cooperation of the Company) and file with the SEC a mutually acceptable proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) with respect to a meeting of the SPAC Shareholders called for the purpose of approving one or more proposals (the “Extension Proposals”) to obtain an Extension from December 14, 2024 (the “Business Combination Deadline”) to a date that is not less than nine months after the Business Combination Deadline (which may be done through monthly extension, provided, that SPAC will continue to extend the Business Combination Deadline on a monthly basis through such period) or such shorter period as mutually agreed by SPAC and the Company.

(b) SPAC shall use its reasonable best efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC and to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. To the extent not prohibited by Law, SPAC will advise the Company, reasonably promptly after SPAC receives notice thereof, (i) when the Extension Proxy Statement or any supplement or amendment has been filed and (ii) of any request by the SEC for the amendment or supplement of the Extension Proxy Statement or for additional information. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Extension Proxy Statement and any supplement or amendment thereto before any such document is filed with the SEC by SPAC and SPAC shall give reasonable and good faith consideration to any comments made by the Company and its counsel on such Extension Proxy Statement or such supplement or amendment. To the extent not prohibited by Law, each of SPAC and the Company shall provide to each other and its counsel (i) any comments or other communications, whether written or oral, that such Party or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such Party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given by the other), including by participating with the other Party or its counsel in any discussions or meetings with the SEC.

(c) Each of SPAC and the Company agrees to use commercially reasonable efforts to, as promptly as reasonably practicable, furnish the other Party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity-holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement. Each of SPAC and the Company shall ensure that any information provided by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement shall, as at the earlier of the date it is filed with the SEC or the date it is first mailed to the SPAC Shareholders, (i) be accurate in all material respects, (ii) not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. If, at any time prior to the conclusion of the Extension Meeting (as defined below), SPAC or the Company becomes aware that (x) the Extension Proxy Statement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (y) any other information which is required to be set forth in an amendment or supplement to the Extension Proxy Statement so that it would not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or SPAC (as applicable) shall promptly inform SPAC or the Company (as applicable) and each shall cooperate in connection with SPAC’s filing with the SEC or mailing to the SPAC Shareholders an amendment or supplement to the Extension Proxy Statement. Each of the Company and SPAC shall use its commercially reasonable efforts to cause its and its Subsidiaries’ managers, directors, officers and employees to be reasonably available to SPAC, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(d) SPAC shall (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to the SPAC Shareholders in compliance with applicable Law, (B) duly give notice of and convene and hold a meeting of its stockholders (the “Extension Meeting”) in accordance with the SPAC Charter for a date that is no later than the Business Combination Deadline; provided, that the Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, SPAC shall have sufficient time to effectuate the amendment of the SPAC Charter, and (C) solicit proxies from the SPAC Shareholders to vote in favor of each of the Extension Proposals, and (ii) provide the SPAC Shareholders with the opportunity to elect to effect a redemption of their SPAC Shares at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account in connection with the Extension as provided for in SPAC’s Organizational Documents. Notwithstanding anything to the contrary set forth in this Section 6.25, to the extent (1) the Required Shareholder Approval is obtained at any time before the Extension Meeting is held and (2) the Closing has occurred prior to the Business Combination Deadline, all obligations under this Section 6.25 shall terminate and be of no further force or effect. The SPAC Board shall recommend to the SPAC Shareholders the approval of the Extension Proposals and SPAC Shall include such recommendation in the Extension Proxy Statement. SPAC shall ensure that the SPAC Board does not withdraw, amend, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the Extension Proposals.

(e) To the fullest extent permitted by applicable Law, (x) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Extension Meeting and submit for approval by the SPAC Shareholders the Extension Proposals and (y) SPAC agrees that if the approval by the SPAC Shareholders of the Extension Proposals shall not have been obtained at any such Extension Meeting, then SPAC shall promptly continue to take all necessary actions and hold additional Extension Meetings in order to obtain such approval. SPAC may only adjourn the Extension Meeting (i) to solicit additional proxies for the purpose of obtaining the approval of the Extension by the SPAC Shareholders, (ii) when there is an absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Shareholders prior to the Extension Meeting, (iv) to allow reasonable additional time to reduce the number of SPAC Shares as to which the holders thereof have elected to effect a redemption thereof, or (v) in the event that, as a result of redemption elections submitted by the SPAC Shareholders prior to the Extension Meeting, the conditions set forth in Section 8.1(a) would not be satisfied as of the Closing; provided, that the Extension Meeting shall be held no later than the Business Combination Deadline; and provided further, that following the adjournment, the rescheduled Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, SPAC shall have sufficient time to effectuate the amendment of the SPAC Charter.

(f) As promptly as reasonably practicable following the approval of the Extension Proposals by the requisite SPAC Shareholders (and in any event, within two Business Days thereafter), SPAC shall file with the Secretary of State of the State of Delaware the amendment to its Organizational Documents as contemplated by the Extension Proposals and shall deliver to the Company evidence thereof.

6.25 Litigation.

(a) In the event that any Action related to this Agreement or the Transactions is brought or, to the Knowledge of SPAC, threatened, against SPAC or the SPAC Board by any SPAC Shareholders prior to the Closing, SPAC shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action shall give due consideration to the Company’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b) In the event that any Action related to this Agreement or the Transactions is brought or, to the Knowledge of the Company, threatened, against the Company or the Company Board by any Company Shareholders prior to the Closing, the Company shall promptly notify SPAC of any such Action and keep SPAC reasonably informed with respect to the status of thereof. The Company shall provide SPAC the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to SPAC’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

6.26 Termination of SPAC Agreements. Prior to the Merger Effective Time, SPAC shall terminate pursuant to a Contract reasonably acceptable to the Company each Contract listed in Section 3.14 of the SPAC Disclosure Schedules and Section 6.27 of the SPAC Disclosure Schedules, without the payment of any consideration or the granting of any concession, and without any liability being imposed on SPAC, the Surviving Company or any of their respective Subsidiaries or any of them having any continuing obligations.

6.27 FIRPTA Certificate. Prior to the Merger Effective Time, SPAC shall deliver to the Company a certificate signed by an officer of SPAC, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

6.28 PIPE Investment(a) . Each of SPAC and the Company shall use its, and shall cause its Affiliates to use their, commercially reasonable efforts to do promptly, or cause to be done, all things necessary, proper or advisable to obtain executed subscription agreements (“Subscription Agreements”), which shall have terms, and be in a form, reasonably acceptable to SPAC and the Company, from third party investors (such investors, collectively, with any permitted assignees or transferees, the “PIPE Investors”), pursuant to which the PIPE Investors make or commit to make private equity investments in the Company to purchase Company Shares in a private placement, and/or enter into non-redemption, backstop or other alternative financing arrangements with potential investors (a “PIPE Investment”). From the date hereof until the Closing Date, SPAC and the Company shall, and shall cause their respective financial advisors and legal counsels to, keep each other and their respective financial advisors and legal counsels reasonably informed with respect to any PIPE Investment.  The Company and SPAC shall reasonably cooperate with each other and provide reasonable assistance and information as reasonably requested by the other in connection with any PIPE Investment. The Company shall not enter into a Subscription Agreement or consummate a PIPE Investment without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed) and, if such consent is given, the PIPE Investment shall only be consummated on terms reasonably satisfactory to SPAC. Each of SPAC and the Company shall use its commercially reasonable efforts to cause such PIPE Investments to occur, including using its, and causing its Affiliates to use their, commercially reasonable efforts to enforce its or their rights under any Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) the Company the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Neither SPAC nor the Company, without the prior written consent of the other, shall permit or consent to any amendment, supplement or modification to or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any Subscription Agreement.

6.29 Termination of Company Agreements. Prior to the Merger Effective Time, the Company shall, and, to the extent required thereby shall cause the Company Shareholders to, effective at the Closing, terminate in full and become null and void and of no further force and effect with no Liability whatsoever for the Company or any Company Shareholder, voting or similar agreements among the Company and any of the Company Shareholders or among the Company Shareholders (including the Shareholders Agreements and the Voting Agreement), to the extent that any such agreement would not terminate automatically pursuant to its terms, and without any further action by any of the Parties, upon consummation of the Merger.

6.30 Information to be Supplied.

(a) The Company shall use its best efforts to ensure that the information relating to the Company supplied by or on behalf of the Company in writing expressly for inclusion prior to Closing (a) in any current report on Form 8-K or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the Transactions or in any amendment to any of the documents identified in clauses (a) through (c), when filed, made available, mailed or distributed, as the case may be, complies in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as applicable, and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(b) SPAC shall use its best efforts to ensure that (a) in any current report on Form 8-K or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the Transactions or in any amendment to any of documents identified in clauses (a) through (c), when filed, made available, mailed or distributed, as the case may be, complies in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as applicable, and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC shall not be responsible for the accuracy or completeness of any information supplied by or on behalf of the Company in accordance with Section 6.30(a).

Article VII
SURVIVAL

7.1 Survival. None of the representations, warranties, covenants, obligations or other agreements in this Agreement, any Ancillary Document or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants, obligations and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing (including, for the avoidance of doubt, Section 1.7, Section 6.15(a), and Section 6.15(c)) and then only with respect to any breaches occurring after the Closing, (b) Article XI and any corresponding definitions set forth in Article XII and (c) Fraud Claims.

Article VIII
CONDITIONS TO OBLIGATIONS OF THE PARTIES

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval.

(i) The Shareholder Approval Matters shall have been submitted to the vote of the SPAC Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and shall have been approved and adopted by the requisite vote of SPAC Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement, SPAC’s Organizational Documents and the applicable provisions of the Delaware General Corporation Law and applicable requirements of any applicable Exchange (the “Required SPAC Shareholder Approval”).

(ii) Required Company Shareholder Approval. The Company Shareholder Approvals shall have been obtained.

(b) No Law or Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and that has the effect of making the Transactions illegal or otherwise prohibiting, restraining or imposing any condition on the consummation of the Transactions (a “Legal Restraint”).

(c) Listing. SPAC’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Merger Effective Time, SPAC shall satisfy any applicable initial listing requirements of Nasdaq, and SPAC shall not have received any notice of non-compliance therewith, and the SPAC Shares and the SPAC Warrants shall have been approved for listing on Nasdaq.

(d) Registration Statement. The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn.

(e) Consents. (i) all applicable waiting periods under the HSR Act with respect to the Transactions shall have expired or been terminated and (ii) each Consent of any Governmental Authority required to consummate the Transactions shall have been obtained and shall be in full force and effect.

(f) Minimum SPAC Investment. The PIPE Investment shall be in an amount of not less than $7,500,000 (including, for such purposes, any amounts remaining in the Trust Account following redemptions of SPAC Shares pursuant to Redemption Rights in connection with the Closing).

8.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the Transactions are subject to the satisfaction or written waiver (by the Company, where permissible) of the following conditions:

(a) Representations and Warranties.

(i) All of the SPAC Fundamental Warranties shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date), other than de minimis inaccuracies.

(ii) All of the other representations and warranties of SPAC and Merger Sub set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 8.2(a)(ii)) and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on SPAC.

(b) Agreements and Covenants. Each of SPAC and Merger Sub shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d).

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement that is continuing and uncured.

(e) Trust Fund. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds held in the Trust Account disbursed to SPAC in accordance with this Agreement on the Closing Date, and all such funds released from the Trust Account shall be available to the Surviving Company.

(f) Redemption. SPAC shall have provided the public holders of SPAC Class A Common Stock (prior to giving effect to the Unit Separation or any conversion of SPAC Class B Common Stock into shares of SPAC Class A Common Stock) with the opportunity to make redemption elections with respect to their SPAC Class A Common Stock pursuant to Redemption Rights.

(g) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by SPAC and Merger Sub at or prior to the Closing Date shall have been executed and delivered to the Company.

(h) Amended and Restated Organizational Documents. The SPAC Charter shall have been amended and restated in its entirety in substantially the form attached hereto as Exhibit G (with such changes as are agreed in writing between SPAC and the Company, the “A&R SPAC Charter”) and shall have become effective.

(i) Athena Expense Cap. The Athena Expense Cap shall not have been exceeded, or to the extent it has, the Sponsor has borne or repaid any amount in excess of the Athena Expense Cap.

(j) Citigroup Waiver. SPAC shall have received a written waiver of any deferred IPO fees owed to Citigroup Global Markets Inc.

(k) Capitalization of Working Capital Loans. SPAC shall have entered into binding written agreements with the holders of any working capital loans (to the extent not included within the Athena Expense Cap) to convert the unpaid amounts to equity immediately prior to Closing, such that the equity dilution will be borne by either the Sponsor or the SPAC shareholders, but not the Company shareholders.

8.3 Conditions to Obligations of SPAC and Merger Sub. In addition to the conditions specified in Section 8.1, the obligations of SPAC and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by SPAC where permissible) of the following conditions:

(a) Representations and Warranties.

(i) All of the Company Fundamental Warranties shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date), other than de minimis inaccuracies.

(ii) All of the other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 8.3(a)(ii)) and (B) other than representations and warranties set forth in Section 5.8(b), any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. The Company shall have delivered to SPAC a certificate, dated as of the Closing Date, signed by an officer the Company, certifying as to the satisfaction of the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(d).

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement that is continuing and uncured.

(e) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by the Company and the Company Shareholders at or prior to the Closing shall have been executed and delivered to SPAC.

(f) Ace Expense Cap. The Ace Expense Cap shall not have been exceeded, or to the extent it has, the Company’s shareholders have borne or repaid any amount in excess of the Ace Expense Cap.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX
TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, notwithstanding receipt of any requisite approval and adoption of this Agreement and the Transactions by the shareholders of any Party, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by either SPAC or the Company to the other if any of the conditions set forth in Article VIII have not been satisfied or waived by December 3, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the principal cause of the failure of a condition set forth in Article VIII on or before the Outside Date;

(c) by written notice by either SPAC or the Company to the other if a Legal Restraint has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement was the principal cause of such Legal Restraint;

(d) by written notice by the Company to SPAC if (i) there has been a breach by SPAC or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, that would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time SPAC would be entitled to terminate this Agreement pursuant to Section 9.1(e);

(e) by written notice by SPAC to the Company if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, that would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time the Company would be entitled to terminate this Agreement pursuant to Section 9.1(d);

(f) by written notice by either the Company to SPAC if the SPAC Securities are no longer listed on NYSE American or another national securities exchange for a consecutive period of more than 12 months;

(g) by written notice by SPAC to the Company if the Company Shareholder Approvals have not been obtained by the Company Shareholder Approval Deadline; or

(h) by written notice by either SPAC or the Company to the other if the Special Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, the SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained.

9.2 Effect of Termination. Subject to Section 9.3, if this Agreement is terminated pursuant to Section 9.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (a) the provisions of Sections 6.17, 6.18, 9.3, 10.1, Article XI and this Section 9.2 shall remain in full force and effect and (b) such termination shall not cancel or otherwise modify the Confidentiality Agreement; provided further that nothing in this Section 9.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 10.1.

9.3 Termination Fee.

(a) If the Company or SPAC breaches this Agreement by purporting to terminate it other than as authorized under Section 9.1 then within two Business Days of such termination, SPAC shall pay to the Company, or the Company shall pay to SPAC, as applicable, by wire transfer of immediately available funds to one or more accounts designated in writing by such Party the sum of $5,000 to the Company if SPAC is the terminating Party and $150,000 to SPAC if the Company is the terminating Party (such applicable fee, the “Termination Fee”). Each of the Parties acknowledges and agrees that the Termination Fee (A) is not intended to be a penalty, but rather is liquidated damages that will compensate SPAC or the Company, as applicable, in the circumstances in which the Termination Fee is due and payable and (B) shall be the sole and exclusive remedy with respect to all actual and asserted breaches of this Agreement. Following payment of the Termination Fee in accordance with this Section 9.3, no party (or their Affiliates and their respective directors, officers, employees, stockholders, and Representatives) shall have further liability with respect to this Agreement or the Transactions. If SPAC or the Company, as applicable, fails to timely pay the Termination Fee when due, then such Party shall pay the interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

(b) The Parties agree that the foregoing provision is fair and reasonable. The Parties further acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.

9.4 Fees and Expenses. Subject to Section 6.13(b), Section 6.16(h), Section 9.3 and Section 10.1, unless otherwise expressly provided for in this Agreement, all fees, costs and expenses (whether or not invoiced) incurred in connection with entering into this Agreement shall be paid by the Party incurring such fees, costs and expenses. For the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, (i) the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and (ii) SPAC shall pay, or cause to be paid, all unpaid SPAC Transaction Expenses and (b) if the Closing occurs, SPAC shall pay, or cause to be paid, any unpaid Company Transaction Expenses and SPAC Transaction Expenses.

Article X
WAIVERS

10.1 Waiver of Claims Against Trust. Each Party acknowledges and agrees that SPAC has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC Shareholders and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only in the manner described in the IPO Prospectus: (a) to the SPAC Shareholders in the event they elect to redeem their SPAC Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus, the “Business Combination”) or in connection with an amendment to SPAC’s Organizational Documents to the Business Combination Deadline, (b) to the SPAC Shareholders if SPAC fails to consummate a Business Combination by the Business Combination Deadline, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes, and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company, on behalf of itself and its Affiliates, acknowledges and agrees that it does not and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom to SPAC’s public shareholders, or make any claim against the Trust Account (including any distributions therefrom to SPAC’s public shareholders), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company or any Company Affiliate, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Trust Account Released Claims”). The Company, on behalf of itself and its Affiliates, hereby irrevocably waives any Trust Account Released Claims that it or any of its Affiliates may have against the Trust Account (including any distributions therefrom to SPAC’s public shareholders) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against it and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit it or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom to SPAC’s public shareholders) or any amounts contained therein. Notwithstanding the foregoing, the Trust Account Released Claims and related waivers will not limit or prohibit the Company from (i) pursuing a claim against SPAC, Merger Sub or any other person for (A) specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to any redemption pursuant to the Redemption Rights)) or (B) for damages (subject to the provisions of this Agreement) for breach of this Agreement against SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and SPAC consummates a Business Combination with another Person or (ii) being entitled to the use of any remaining amounts in the Trust Account following the transactions contemplated by Section 6.21(b).

Article XI
MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service, or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC at or prior to the Closing, to: Athena Technology Acquisition Corp. II 442 5th Avenue New York, New York 10018 Attention: Isabelle Freidheim Email: Isabelle@athenasponsor.com with a copy (which will not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas

New York, New York 10020
Attn: Peyton Worley and Daniel Breslin
Email: Peyton.worley@lw.com; daniel.breslin@lw.com

If to the Company, or, after the Closing, SPAC, to: Ace Green Recycling, Inc. 2700 Post Oak Blvd – Suite # 2100 Houston TX 77056 Attention: Nishchay Chadha Email: nishchay.chadha@ace-green.com with a copy (which will not constitute notice) to:

Lucosky Brookman

101 Wood Avenue S., 5th Floor

Woodbridge, NJ 08830
Attn: Joseph M. Lucosky, Christopher Haunschild
Email: jlucosky@lucbro.com; chaunschild@lucbro.com

11.2 Binding Effect; Assignment. Subject to Section 11.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise prior to the Closing without the prior written consent of SPAC and the Company. Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3 Third Parties. Except for the rights of (a) the Company Shareholders set forth in Section 1.7, (b) the D&O Indemnified Persons set forth in Section 6.20, and (c) the rights of the Nonparty Affiliates set forth in Section 11.13, respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or thereto or a successor or permitted assign of such a Party.

11.4 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

11.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC and the Company.

11.9 Waiver. Each of SPAC (on behalf of itself and Merger Sub) and the Company may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the applicable Parties providing such extension or waiver, and any such extension or waiver shall only be binding upon the Party or Parties so providing (or on whose behalf it is so provided) the extension or waiver. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.10 Entire Agreement. This Agreement, the Ancillary Documents and the Confidentiality Agreement collectively set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement, the Ancillary Document or the Confidentiality Agreement, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

11.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:

(a) references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(b) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;

(c) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(d) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or any other accounting principles used by the applicable Person;

(e) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(f) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(g) the words “date hereof” when used in this Agreement shall refer to the date of this Agreement;

(h) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

(i) the term “or” shall be construed to have the same meaning and effect as the inclusive term “and/or”;

(j) the word “day” means calendar day unless Business Day is expressly specified;

(k) every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Closing; provided that, as between the Parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(l) references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America;

(m) for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date;

(n) references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(o) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(p) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(q) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(r) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(s) unless the context of this Agreement otherwise requires, references to any statute shall include all regulations promulgated thereunder and references to any statute or regulation shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation;

(t) words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(u) any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information (subject to access limitations as may be applicable to any individual electronic folders).

11.12 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.13 No Recourse. Subject to Section 9.3, notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the Ancillary Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the Ancillary Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Ancillary Document (the “Contracting Parties”) except as set forth in this Section 11.13. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Ancillary Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Ancillary Documents or their negotiation, execution, performance, or breach; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Ancillary Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 11.13.

11.14 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Latham & Watkins LLP (“Latham”) may have, prior to the Closing, jointly represented SPAC and Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, Sponsor and their respective Affiliates in connection with matters other than the Transactions, Latham will be permitted in the future, after the Closing, to represent Sponsor or its Affiliates in connection with matters in which such Persons are adverse to the Company, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is represented by independent counsel in connection with the Transactions, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Latham’s future representation of one or more of Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of SPAC and the Company or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Latham of Sponsor, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of Latham with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC; provided further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Lucosky Brookman LLP (“LB”) may have, prior to the Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and its Affiliates in connection with matters other than the Transaction, LB will be permitted in the future, after the Closing, to represent the Company or its Affiliates in connection with matters in which such Persons are adverse to Sponsor, SPAC, or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. Sponsor and SPAC, who are represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with LB’s future representation of one or more of the Company or its Affiliates in which the interests of such Person are adverse to the interests of Sponsor, SPAC or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by LB of the Company or any of its Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of LB with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company and shall not pass to or be claimed by SPAC or Sponsor; provided further, that nothing contained herein shall be deemed to be a waiver by SPAC, Sponsor or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XII
DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Ace Expense Cap” means $1 million and includes the Company’s transaction expenses, however any capital raising fees will be deducted from gross proceeds raised and will not be applied against the Ace Expense Cap or the Athena Expense Cap.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry or investigation, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Aggregate Fully Diluted Company Shares” means the aggregate number of Company Shares that are (a) issued and outstanding immediately prior to the Closing or (b) issuable upon, or subject to, the exercise or settlement of the vested Company Convertible Securities that are outstanding immediately prior to the Closing (it being understood that, for purposes of this clause (b), the number of Company Shares underlying such Company Convertible Securities shall be determined as of immediately prior to the Closing, assuming the conversion of all such Company Convertible Securities to Company Shares immediately prior to the Closing in accordance with the terms of the Contract(s) governing such Company Convertible Securities and will not include any such securities that are not vested as of the Merger Effective Time).

“Ancillary Documents” means each agreement, instrument, certificate or document including the SPAC Disclosure Schedules, the Company Disclosure Schedules, the Certificate of Merger, the Lock-Up Agreements, the New Registration Rights Agreement, the Sponsor Support Agreement, the Subscription Agreements, and the other agreements, instruments, certificates and documents to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement (other than the Company Shareholder Written Consent).

“Athena Expense Cap” means $2 million and includes the SPAC’s legacy and transaction expense, including accrued expenses, non-accrued expenses, repayment of working capital loans, excise tax owed on redemptions of SPAC Shares pursuant to Redemption Rights, and similar expenses; provided that such $2 million amount will be increased to the higher of (x) $3 million if the aggregate PIPE Investment is equal to or above $25 million and (y) $2 million plus the amount by which the PIPE Investment sourced by the efforts of SPAC and Sponsor exceed $7.5 million (e.g., if the PIPE Investment amount sourced by SPAC and Sponsor is $9.0 million, the Athena Expense Cap would be $3.5 million). Any capital raising fees will be deducted from gross proceeds raised and will not be applied against the Ace Expense Cap or the Athena Expense Cap.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase, employment or individual consulting, severance or termination pay, holiday, vacation, bonus, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by such Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has or could have any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Change of Control Transaction” means any transaction or series of related transactions other than the Transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of the assets, business or equity securities of another Person or (b) under which any Person(s) makes any equity or similar investment in another Person, in each case, that results, directly or indirectly, in the stockholders of a Person, as applicable, as of immediately prior to such transaction holding, in the aggregate, less than 50% of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company Affiliate” means (a)(i) any direct or indirect shareholder, member, general or limited partner or other equity holder of the Company and (ii) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to, (A) the Company or any of its Subsidiaries or (B) any person referred to in the foregoing clause (a)(i) or (b) any of their respective heirs, executors, administrators, successors or assigns.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Affiliates or Representatives furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information that, at the time of the disclosure to SPAC or its Representatives (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Fundamental Warranties” means the representations and warranties contained in Section 5.1(a) (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.3 (Capitalization), Section 5.4 (Subsidiaries), Section 5.6(a) (Non-Contravention) and Section 5.26 (Finders and Brokers).

“Company Incentive Plan” means the Ace Green Recycling Inc. 2021 Long-Term Incentive Plan.

“Company Option” means each option (whether vested or unvested) to purchase Company Shares granted, and that remains outstanding, under the Company Incentive Plan.

“Company Owned IP” means any Intellectual Property owned by any Target Company, including the Company Registered IP.

“Company Restricted Share” means an issued and outstanding Company Share awarded under the Company Incentive Plan (whether or not vested) that is subject to restrictions that have not lapsed.

“Company RSU” means any issued and outstanding restricted stock unit denominated in Company Shares (whether or not vested) under the Company Incentive Plan.

“Company Shares” means the shares of common stock of the Company, par value $0.0001 per share.

“Company Shareholder Approvals” means the approval of this Agreement and the transactions contemplated hereby (including the Merger) by the affirmative vote or written consent of the holders of at least a majority of the outstanding Company Shares, pursuant to the terms and subject to the conditions of the Company’s Organizational Documents and applicable Law (including the DGCL).

“Company Subsidiaries” means each entity of which at least 50% of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of the Company, which the Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of the Company which the Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts, excluding any payments or benefits under any Company Benefit Plan.

“Consent” means any consent, approval, waiver, authorization, waiting period expiration or termination, or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Contributor” means all Persons who created, developed, or contributed to any Intellectual Property purported to be owned by a Target Company.

“Contributor Agreement” means a Contract with a Contributor, pursuant to which the Contributor assigns to a Target Company all of the Contributor’s right, title and interest in and to (a) the Intellectual Property conceived, developed created or reduced to practice by such Contributor in connection with and within the scope of the employment or engagement of such Contributor by such Target Company, or (b) if such Contributor was not employed or engaged by a Target Company, the Intellectual Property purported to be owned by any Target Company that was conceived, developed, acquired, created, or reduced to practice by such Contributor.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any intellectual property rights in works of authorship, databases, collections of data, and mask works, including all copyrights and sui generis rights therein, and all registrations, renewals, extensions or reversions thereof.

“COVID-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard,” shut down, closure, sequester directive, guideline or recommendation made by an applicable Governmental Authority or any other applicable Law in connection with or in response to COVID-19.

“Data Protection Laws” means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor laws arising out of the withdrawal of a member state from the European Union, including the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019; and (c) all applicable Law concerning the privacy, protection, security, collection, storage, use, transfer, disclosure, destruction, alteration or other processing of Personal Data.

“Delaware General Corporation Law” or “DGCL” means the Delaware General Corporation Law, as amended.

“Earnout Period” means the time period between the Closing Date and the five-year anniversary of the Closing Date (inclusive of such dates).

“Eligible Company Equityholder” means any holder of (a) a Company Share, (b) a Company Option, or (c) a Company RSU, in each case immediately prior to the Merger Effective Time.

“Environmental Law” means any Law in effect on or prior to the date hereof relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, Release or disposal of Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“Exchange” means any national securities exchange on which any SPAC Securities are listed or the requirements of which shall apply to SPAC in connection with the Transactions, and for this purpose shall include OTC Markets Group if any SPAC Securities are quoted thereon.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Rate” means with respect to a particular currency for a particular day, the closing rate of exchange for that currency into Dollars on such date as published by Bloomberg.

“Exchange Ratio” means a number equal to the quotient of (a) the quotient of (i) $250,000,000 divided by (ii) $10.10, divided by (b) the number of Aggregate Fully Diluted Company Shares.

“Exchange Shares” means the aggregate number of SPAC Shares to be issued as part of the Merger in accordance with Article I (including any Earnout Shares to be issued by SPAC).

“Excluded Shares” means Company Shares, if any, held in the treasury of the Company.

“Fraud Claim” means any claim based in whole or in part upon fraud (which means, with respect to any Person, the making of a statement of fact in the express representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto, with the intent to deceive another Person and which requires the elements defined by Delaware common law) against the Person who committed a fraud, which such claim can only be brought by the Person alleged to have suffered from such alleged fraud. In no event shall fraud hereunder or a Fraud Claim include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any chemical, waste, gas, liquid or other substance or material that is defined, listed, designated or regulated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or that could result in the imposition of Liability or responsibility for Remedial Action, under any Environmental Law, including petroleum and petroleum by-products or derivatives, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incidental Licenses” means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) an incidental permitted use right to confidential information in a non-disclosure agreement; (b) Contributor Agreements; and (c) any non-exclusive license to Intellectual Property that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the Trademarks of a Target Company for the purposes of promoting the goods or services thereof; (ii) a Contract with a vendor that allows the vendor to identify a Target Company as a customer; (iii) a Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains an incidental license to Intellectual Property; or (iv) license for the use of software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case to the extent drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude (i) any amounts included in Company Transaction Expenses (with respect to Indebtedness the Company) or SPAC Transaction Expenses (with respect to Indebtedness of SPAC), (ii) accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business and that are not yet due and payable or are being disputed in good faith or (iii) the endorsement of negotiable instruments for collection in the ordinary course of business.

“Infringement” means, directly or indirectly (including secondarily, contributorily, by inducement or otherwise), the infringement, misappropriation, dilution, or other violation of the Intellectual Property of any Person. “Infringed” and “Infringing” mean the correlative of Infringement.

“Intellectual Property” means all intellectual property rights, including Patents, Trademarks, internet domain names, Copyrights, design rights, and Trade Secrets.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of the SPAC Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of December 9, 2021, and filed with the SEC on December 13, 2021 (File No. 333-261287).

“IT Systems” means all computer hardware, telecommunications and network equipment, other informational technology assets and equipment, software and industrial control systems that are owned, leased or licensed by any of the Target Companies and used in their business as currently conducted.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of any person set forth on Section 12.1 of the Company Disclosure Schedules, (b) SPAC, the actual knowledge of any person set forth on Section 12.1 of the SPAC Disclosure Schedules or (c) any other Party, (i) if an entity, the actual knowledge of its executive officers, directors or secretary, or (ii) if a natural person, the actual knowledge of such Party. No Party shall be deemed to have any other actual, imputed, or constructive knowledge regarding the subject matter of any of the relevant provisions.

“Law” means any federal, tribal, state, local, municipal, foreign or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, pledge, security interest, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), or any filing or agreement to file a financing statement as debtor under applicable Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions or to perform its obligations under this Agreement or the Ancillary Documents to which it is or will be party; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may or would have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business, (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate, (iii) changes or proposed changed in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate, (iv) conditions caused by acts of God, epidemic, pandemics (including COVID-19 or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), terrorism, war (whether or not declared), natural or man-made disaster (including fires, flooding, earthquakes, hurricanes and tornados), civil unrest, terrorism or other force majeure or comparable events, (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees), (vii) changes or proposed changes in applicable Law (or any interpretation thereof) after the date of this Agreement, (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (ix) in respect of the Company, any action taken by, or at the written request of, SPAC and in respect of SPAC, any action taken by, or at the written request of, the Company and (x) with respect to SPAC, the consummation and effects of the Redemption Rights; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)-(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries conducts its businesses (in which case only the incremental disproportionate impact may be taken into account). Notwithstanding the foregoing, with respect to SPAC, the aggregate amount redeemed pursuant to the Redemption Rights shall not be deemed to be a Material Adverse Effect on SPAC.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NYSE American” means the NYSE American LLC.

“Order” means any order, decree, ruling, judgment, injunction, writ, binding determination or decision, verdict or judicial award that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended (including, solely with respect to the Company, the Shareholders Agreements).

“Patents” means any patents, utility models, and applications therefor (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Merger Consideration” means a number of fully paid, validly issued and nonassessable SPAC Shares equal to the Exchange Ratio (provided no fractional SPAC Shares shall be issued upon the conversion of Company Shares pursuant to this Agreement and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Surviving Company).

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders issued by or filed with any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet delinquent or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or other applicable accounting principles with respect thereto, (b) Liens imposed by operation of Law or non-monetary encumbrances that would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred, pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) such imperfections of title, easements, covenants, encumbrances, Liens, or other similar restrictions on real property that would not be reasonably expected to materially impair the current use or operations of the business of the Target Companies or any assets that are subject thereto, (g) materialmen’s, mechanic’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens, or deposits to obtain the release of such Liens, (h) restrictions on the transfer of securities imposed by applicable securities Laws, (i) zoning, building, land use, entitlement, conservation restrictions or other similar restrictions on real property, including rights of way and similar encumbrances identified on any surveys, and other land use and environmental regulations promulgated by Governmental Authorities, (j) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business, (k) non-exclusive licenses (or sublicenses) of Intellectual Property owned by the Target Companies granted in the ordinary course of business, (l) any (i) statutory Liens in favor of any lessor or landlord, (ii) Liens set forth in leases, subleases, easements, licenses, rights of use, rights to access and rights-of-way or (iii) Liens benefiting or encumbering any superior estate, right or interest, (m) any Liens that are discharged or released at or prior to the Closing, (n) any purchase money Liens, equipment leases or similar financing arrangements, (o) the rights of lessors under leasehold interests or (p) Liens specifically identified on the consolidated balance sheet of the Target Companies.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), company, limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means (a) any information relating to an identified or identifiable natural person or that is reasonable capable of being used to identify a natural person or (b) any piece of information considered “personally identifiable information,” “personal information,” “personal data” or other comparable term under applicable Data Protection Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property owned or leased by the Target Companies.

“Private Warrant Agreement” means the Amended and Restated Private Warrant Agreement, between SPAC and Continental Stock Transfer & Trust Company, dated March 29, 2022.

“Pro Rata Share” means, for each Eligible Company Equityholder, a percentage determined by dividing (a) the total number of (i) Company Shares issued and outstanding immediately prior to the Merger Effective Time (including any Company Restricted Shares) held by such Eligible Company Equityholder immediately prior to the Merger Effective Time, plus (ii) Company Shares subject to Company Options that are outstanding and held by such Eligible Company Equityholder immediately prior to the Merger Effective Time, plus (iii) Company Shares subject to unsettled Company RSUs that are outstanding and held by such Eligible Company Equityholder immediately prior to the Merger Effective Time, by (b) the total number of (i) Company Shares issued and outstanding immediately prior to the Merger Effective Time (including any Company Restricted Shares), plus (ii) Company Shares subject to Company Options that are outstanding and held by the Eligible Company Equityholders immediately prior to the Merger Effective Time, calculated using the treasury stock method of accounting, plus (iii) Company Shares subject to Company RSUs that are outstanding and held by the Eligible Company Equityholders immediately prior to the Merger Effective Time.

“Public Warrant Agreement” means the Amended and Restated Public Warrant Agreement, between SPAC and Continental Stock Transfer & Trust Company, dated March 29, 2022.

“Redeeming SPAC Share” means each share of SPAC Class A Common Stock in respect of which the applicable holder thereof has validly exercised its Redemption Right (and not waived, withdrawn or otherwise lost such rights in accordance with the terms of the SPAC Charter and applicable Law).

“Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares.

“Redemption Rights” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Class A Common Stock to redeem all or a portion of its SPAC Class A Common Stock (in connection with the Transactions or otherwise) as set forth in the SPAC Charter.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, escaping, dumping, or leaching into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Remedial Action” means all actions required by Environmental Law to (a) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not substantially endanger or threaten to substantially endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care or (d) correct a condition of material noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders Agreements” means, collectively, the Stockholders Agreement, dated as of August 11, 2021, by and among the Company and certain Company Shareholders, and the Stockholders Agreement, dated as of September 10, 2021, by and among the Company and certain Company Shareholders.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Affiliate” means (a) any direct or indirect shareholder, member, general or limited partner, other equity holder of SPAC or any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with SPAC, including the Sponsor, (b) after the Closing, the Company or any of its Subsidiaries and (c) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to (i) SPAC, (ii) after the Closing, SPAC or its Subsidiaries (including the Target Companies and their respective Subsidiaries) or (iii) any person referred to in the foregoing clause (a) or (b) any of their respective heirs, executors, administrators, successors or assigns. For purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of SPAC or such Person.

“SPAC Charter” means the amended and restated certificate of incorporation of SPAC dated December 8, 2021, as the same may be amended or modified from time to time after the date hereof.

“SPAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of SPAC.

“SPAC Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, at the time of the disclosure to the Company or any of its Affiliates or Representatives, (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“SPAC Fundamental Warranties” means the warranties contained in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement), Section 3.4(a) (Non-Contravention), Section 3.5 (Capitalization), Section 3.16 (Finders and Brokers), and Section 3.22 (Trust Account).

“SPAC Private Warrant” means a warrant of SPAC entitling the holder thereof to purchase one share of SPAC Class A Common Stock in accordance with terms described of the Private Warrant Agreement with respect to the placement warrants of SPAC.

“SPAC Public Unit” means a unit consisting of one share of SPAC Class A Common Stock and one-half of one SPAC Redeemable Warrant issued in the SPAC IPO.

“SPAC Redeemable Warrant” means a warrant of SPAC entitling the holder thereof to purchase one share of SPAC Class A Common Stock in accordance with terms of the Public Warrant Agreement with respect to the redeemable warrants of SPAC.

“SPAC Securities” means the SPAC Units, SPAC Shares, and the SPAC Warrants, collectively.

“SPAC Shares” means the shares of SPAC Class A Common Stock and, after the Merger Effective Time, the shares of Common Stock of SPAC.

“SPAC Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of SPAC, which SPAC has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of SPAC which SPAC has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions or the IPO and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts (including deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO).

“SPAC Unit” means a unit consisting of one share of SPAC Class A Common Stock and one-half of one SPAC Redeemable Warrant, including the units initially issued in the SPAC IPO, the private placement conducted concurrently with the SPAC IPO, and any units issued upon conversion of SPAC working capital loans pursuant to the terms thereof.

“SPAC Warrants” means the SPAC Private Warrants and SPAC Redeemable Warrants, collectively.

“Sponsor Earnout Shares” means up to 1,500,000 SPAC Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to SPAC Shares occurring on or after the Closing) that are subject to the vesting conditions set forth in Section 1.7(a).

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, association or other business entity of which (a) if a corporation or company, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, all of the Company and the Company Subsidiaries and “Target Company” means any of them.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed with a Governmental Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, ad valorem, value added tax, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, or registration taxes and other governmental charges, duties, levies, alternative or add-on minimum, estimated and other similar charges, in each case, imposed by a Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not.

“Trade Secrets” means any trade secrets, and any other intellectual property rights arising under applicable Law, in confidential or proprietary information, concepts, ideas, designs, research or development information, processes, procedures, techniques, formulae technical information, specifications, methods, know-how, data, discoveries, and inventions (but excluding any Patents or Copyrights therein).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which SPAC Shares are actually traded on the principal securities exchange or securities market on which SPAC Shares are then traded.

“Treasury Regulations” means the regulations (including temporary and proposed) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Triggering Event I” means the date on which the volume-weighted average closing sale price of one SPAC Share on The Nasdaq Capital Market (or such other Exchange on which the SPAC Shares are then listed) is greater than or equal to $15.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the SPAC Shares occurring on or after the Closing) for any 20 Trading Days within any 30 consecutive Trading Day period within the Earnout Period.

“Triggering Event II” means the date on which the volume-weighted average trading sale price of one SPAC Share on The Nasdaq Capital Market (or such other Exchange on which the SPAC Shares are then listed) is greater than or equal to $20.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the SPAC Shares occurring on or after the Closing) for any 20 Trading Days within any 30 consecutive Trading Day period within the Earnout Period.

“Triggering Event III” means the date on which the volume-weighted average trading sale price of one SPAC Share on The Nasdaq Capital Market (or such other Exchange on which the SPAC Shares are then listed) is greater than or equal to $25.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the SPAC Shares occurring on or after the Closing) for any 20 Trading Days within any 30 consecutive Trading Day period within the Earnout Period.

“Triggering Event” means any or each of Triggering Event I, Triggering Event II and Triggering Event III.

“Trust Account” means the trust account established by SPAC for the benefit of its public shareholders with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 9, 2021, as it may be amended (including to accommodate the Merger), by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.

“Voting Agreement” means the Voting Agreement, dated as of August 11, 2021, by and among the Company and certain Company Shareholders.

12.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	6.9
Agreement	Preamble
Alternative Transaction	6.9
Audited Company Financial Statements	6.6(a)
Antitrust Laws	6.12(b)
Business Combination	10.1
Business Combination Deadline	6.24(a)
Certificate of Merger	1.1
Closing Cash	6.20(d)
Closing Filing	6.16(b)
Closing Press Release	6.16(b)
Company	Preamble
Company Benefit Plan	5.18(a)
Company Board	Recitals
Company Collective Bargaining Agreement	5.17(a)
Company D&O Tail Insurance	6.19(b)
Company Disclosure Schedules	Article V
Company Financial Statements	6.6(a)
Company Material Contract	5.12(a)
Company Permits	5.10
Company Real Property Leases	5.15
Company Registered IP	5.13(a)
Company Shareholders	Preamble
Confidentiality Agreement	6.1(c)
Contracting Parties	11.13
Customs & Export Control Laws	3.17(d)
D&O Indemnified Persons	6.19(a)
DTC	1.11
Enforceability Exceptions	3.2
Environmental Permits	5.19(a)
Extended Deadline	6.24(a)
Extension	6.3(a)
Extension Meeting	6.24(d)
Extension Proposals	6.24(a)
Extension Proxy Statement	6.24(a)
FCPA	3.17(a)
Federal Securities Laws	6.10
Financial Statement Delivery Date	6.6(a)
GRA	1.14
Intended Tax Treatment	1.14
Interim Period	6.1(a)
Latham	11.14(a)
Legal Restraint	8.1(b)
Lock-Up Agreement	6.22

Term	Section
Lucosky Brookman LLP	11.14(b)
Material Customer	5.22(a)
Material Customer Agreement	5.22(a)
Material Supplier	5.23(a)
Material Supplier Agreement	5.23(a)
Merger	Recitals
Merger Closing	2.1
Merger Effective Time	1.2
Merger Sub	Preamble
New Registration Rights Agreement	6.21
Nonparty Affiliates	11.13
OFAC	3.17(d)
Outside Date	9.1(b)
Parties	Preamble
Party	Preamble
PIPE Investment	6.29
PIPE Investors	6.29
Proxy Statement	6.15(a)
Registration Statement	6.15(a)
Related Person	5.20
Required Shareholder Approval	8.1(a)
Sanctioned Jurisdiction	3.17(d)
Sanctioned Person	5.24(a)
Sanctions	3.17(d)
SEC Reports	3.6(a)
Share Acquisition Closing	2.1
Shareholder Approval Matters	6.15(a)
Signing Filing	6.16(b)
Signing Press Release	6.16(b)
SPAC Board	Recitals
SPAC Disclosure Schedules	Article III
SPAC Financials	3.6(c)
SPAC Material Contract	3.13(a)
SPAC Permits	3.9
SPAC Recommendation	3.2
SPAC Shareholders	Recitals
Special Shareholder Meeting	6.15(a)
Sponsor	Preamble
Sponsor Support Agreement	Recitals
Subscription Agreements	6.29
Surviving Company	1.1(b)
Exchange Agent	1.11
Transfer Taxes	6.14(c)
Trust Account Released Claims	10.1
Unit Separation	1.6(a)
Unaudited Annual Company Financial Statements	5.7(a)
Unaudited Interim Company Financial Statements	5.7(a)

[Signature Pages Follow]

IN WITNESS WHEREOF, the following Parties have caused this Agreement to be duly executed as of the date first above written.

SPAC:

ATHENA TECHNOLOGY ACQUISITION CORP. II

By:	/s/ Isabelle Freidheim
Name:	Isabelle Freidheim
Title:	Chief Executive Officer and Chairperson of the Board of Directors

SPONSOR:

ATHENA TECHNOLOGY SPONSOR II, LLC

By:	/s/ Isabelle Freidheim
Name:	Isabelle Freidheim
Title:	Managing Member

[Signature Page to the Business Combination Agreement]

Merger Sub:

PROJECT ATLAS MERGER SUB INC.

By:	/s/ Kirthiga Reddy
Name:	Kirthiga Reddy
Title:	Chief Executive Officer

[Signature Page to the Business Combination Agreement]

Company:

ACE GREEN RECYCLING, INC.

By:	/s/ Nishchay Chadha
Name:	Nishchay Chadha
Title:	Chief Executive Officer

[Signature Page to the Business Combination Agreement]